UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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☐	Soliciting Material Pursuant to §240.14a-12
A. M. CASTLE & CO.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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A. M. CASTLE & CO.

Notice of Annual Meeting of Stockholders and 2015 Proxy Statement

Your vote is important
Please vote by using the Internet, the telephone,
or by signing, dating and returning the enclosed proxy card.

A. M. CASTLE & CO.

Brian P. Anderson
Chairman of the Board

April 29, 2015

Dear Stockholder of A. M. Castle & Co.:

You are cordially invited to attend our 2015 Annual Meeting of Stockholders of A. M. Castle & Co. (“Castle”), which will be held on Thursday, May 28, 2015, at 10:00 a.m., Central Daylight Time, at our offices at 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523.
The business to be conducted at the annual meeting is outlined in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement. The annual report for the year ended December 31, 2014, is also enclosed. Our senior executives and Board members will be present at the annual meeting to answer your questions concerning Castle.
Your vote is important. Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone, or by mailing the completed proxy card. Voting by any of these methods will ensure your shares are represented at the annual meeting.

Thank you for your continued interest in Castle.

Sincerely,

Brian P. Anderson
Chairman of the Board

A. M. CASTLE & CO.
1420 Kensington Road, Suite 220
Oak Brook, IL 60523

A. M. CASTLE & CO.
NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

THURSDAY, MAY 28, 2015
A.M. Castle & Co. Corporate Headquarters
1420 Kensington Road, Suite 220
Oak Brook, Illinois 60523

NOTICE IS HEREBY GIVEN that the 2015 annual meeting of stockholders (the “Annual Meeting”) of A. M. Castle & Co., a Maryland corporation (“Castle” or the “Company”), will be held at the Company’s offices at 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523 on Thursday, May 28, 2015, at 10:00 a.m., Central Daylight Time, for the purposes of considering and voting upon the following:

1.	Election of Class II directors and newly-appointed Class I directors;

2.	To approve the Company’s executive compensation on an advisory (non-binding) basis;

3.	To ratify the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

4.	To conduct any other business that may properly come before the Annual Meeting.

The Board of Directors (the “Board”) of the Company has fixed the close of business on April 1, 2015, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. On or about April 29, 2015, a full set of proxy materials, including a copy of the Proxy Statement, the annual report and a proxy card, was first sent or made available to our stockholders of record.

Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone, or by mailing a proxy card in the enclosed envelope, which requires no postage if mailed in the United States. Please review the instructions on each of your voting options described on the enclosed proxy card. If for any reason you should decide to revoke your proxy, you may do so at any time prior to its exercise at the Annual Meeting.

By Order of the Board of Directors,

Marec E. Edgar
Vice President, General Counsel
& Secretary
Oak Brook, IL
April 29, 2015

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 28, 2015: The Proxy Statement and Annual Report are available at www.proxyvote.com

Nonqualified Deferred Compensation	48
Potential Payments Upon Termination or Change-in-Control	49
Equity Compensation Plan Information	55
AVAILABILITY OF FORM 10-K AND ANNUAL REPORT	56
STOCKHOLDER PROPOSALS	56

FREQUENTLY ASKED QUESTIONS ABOUT VOTING
Q: Who can vote at the Annual Meeting?	Q: What is the quorum for the meeting?

A: You are entitled to vote at the Annual Meeting if you owned shares of A. M. Castle & Co. common stock at the close of business on April 1, 2015, which is referred to as the “record date”. A list of registered stockholders entitled to vote at the meeting will be available at A. M. Castle’s offices, 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523, during the 10 days prior to the meeting and also at the meeting.

A: We can conduct business at the Annual Meeting if the holders of a majority of the outstanding shares held on the record date are present either in person or by proxy. As of the record date, 23,571,356 shares of A.M. Castle & Co. common stock were issued and outstanding.

Q: If I hold shares in street name, does my broker need instruction in order to vote my shares?	Q: How does the Board recommend that I vote?

A: Under the rules of the New York Stock Exchange (“NYSE”), if you hold shares of common stock in street name and do not submit specific voting instructions to your brokers, banks, or other nominees, they generally will have discretion to vote your shares on routine matters, such as Proposal 3, but will not have discretion to vote your shares on non-routine matters, such as Proposals 1 and 2. When the broker, bank, or other nominee is unable to vote on a proposal because the proposal is not routine and you do not provide any voting instructions, a broker non-vote occurs and, as a result, your shares will not be voted on these proposals.

A: Our Board recommends that you vote your shares as follows:

•
“FOR” the election of each of the Class II Directors named in this Proxy Statement to hold office until the 2018 Annual Meeting of Stockholders and the newly-appointed Class I Directors named in this Proxy Statement to hold office until the 2017 Annual Meeting;

•
“FOR” a proposal to approve, on an advisory (non-binding) basis, the 2014 compensation of our named executive officers as disclosed in this Proxy Statement; and

•
“FOR” the ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accountants for the fiscal year ending December 31, 2015.

Q: What can I do if I change my mind after I vote my shares?	Q: Who counts the votes and how do I find out the voting results?

A: Any stockholder who authorizes their vote by telephone or by Internet or executes and returns a proxy card or voting form may revoke the proxy prior to the Annual Meeting by:

Notifying in writing the Corporate Secretary of A.M. Castle & Co., at 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523, Attention: Corporate Secretary;

Executing and returning a subsequent proxy;

Subsequently authorizing the individuals designated by the Company to vote its interests by calling the toll-free telephone number or by using the Internet as described in the instructions included on the proxy card; or appearing in person or by representative with a signed proxy and voting at the Annual Meeting.

A: American Stock Transfer & Trust Company, LLC will act as inspector of elections and certify the voting results.

We will announce preliminary voting results at the Annual Meeting. We will disclose the final voting results in a Current Report on Form 8-K to be filed with the SEC on or before June 3, 2015. The Form 8-K will be available at:

http://www.amcastle.com/investors/corporate-sec-filings/corporate-sec-filings-current.aspx and on the SEC’s website at: http://www.sec.gov.

GENERAL INFORMATION

The Board of Directors (“Board”) of A. M. Castle & Co. (“Castle” or the “Company”) is soliciting the enclosed proxy for use at our 2015 Annual Meeting of stockholders and any adjournments or postponements thereof (the “Annual Meeting”). As of the close of business on April 1, 2015, the record date established for determining the stockholders entitled to notice of and to vote at the Annual Meeting, there were 23,571,356 outstanding shares of the Company’s common stock. Each share of common stock outstanding on the record date is entitled to one vote on all matters submitted at the Annual Meeting. If you are a participant in any of the Company’s 401(k) or employee benefit plans, your proxy card will represent the number of shares allocated to your account under the plans and will serve as a direction to the plan’s trustee as to how the shares in your account are to be voted.

Solicitation Costs

All of the expenses involved in preparing, assembling, and mailing this Proxy Statement and the material enclosed herewith will be paid by the Company, including, upon request, expenses incurred in forwarding proxies and proxy statements to beneficial owners of stock held in the name of another. The Company has retained Innisfree M&A Incorporated to assist in the solicitation of proxies. Innisfree’s fees are estimated to be $25,000, plus out-of-pocket expenses, to assist with the solicitation. Officers, directors, and employees of the Company may also solicit proxies from certain stockholders; however, no additional compensation will be paid to those individuals for these activities.

Voting Securities
The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of the Company entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Shares that are present and entitled to vote on any of the proposals to be considered at the Annual Meeting will be considered to be present at the Annual Meeting for purposes of establishing the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes will also be considered as present for purposes of determining the presence or absence of a quorum at the Annual Meeting.
If your shares are held in street name, your shares may be voted in certain instances even if you do not provide the brokerage firm with voting instructions. Under New York Stock Exchange (“NYSE”) rules, your broker may vote shares held in street name on certain “routine” matters. We believe that only Proposal 3 (ratification of appointment of independent auditors) will be considered a routine matter for this meeting. As a result, your broker is permitted to vote your shares on that proposal at its discretion if it does not receive instruction from you. All proposals that stockholders will consider at the Annual Meeting, other than Proposal 3, are non-routine matters and if a beneficial owner of the shares has not provided voting instructions to the brokerage firm with respect to these proposals, the brokerage firm cannot vote the shares. This is called a broker non-vote.
With respect to Proposal 1, Directors are elected by a plurality of the votes cast, meaning that the director nominees with the most affirmative votes are elected to fill the available seats. You may vote “FOR” all nominees, “WITHHOLD” your vote as to all nominees, or “FOR” all nominees except those specific nominees from whom you “WITHHOLD” your vote. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the results of the vote. Any Class I director chosen in this manner will hold office for a term expiring at the 2017 annual meeting of stockholders and until his or her successor is duly elected and qualified, and any Class II director chosen in this manner will hold office for a term expiring at the 2018 annual meeting of stockholders and until his or her successor is duly elected and qualified.
Under the Company’s Corporate Governance Guidelines, in an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected), any nominee for director who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election shall promptly tender his or her resignation following certification of the stockholder vote. The Governance Committee shall promptly consider the resignation offer and make a recommendation to the Board. The Board will act on the Governance Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly publicly disclose its decision regarding whether to accept the director’s resignation offer. For purposes of this provision of the Company’s Corporate Governance Guidelines, only votes “FOR” or “WITHHELD” from a given candidate will be counted. Abstentions and broker non-votes will not be counted.

The proposal to approve our executive compensation (Proposal 2) represents an advisory vote and the results will not be binding on the Board or the Company. The affirmative vote of a majority of all of the shares cast at the Annual Meeting will constitute the stockholders’ non-binding approval with respect to our executive compensation programs. The Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. For purposes of this advisory vote (sometimes referred to as a “say-on-pay” proposal), abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the vote.
The affirmative vote of the majority of all of the votes cast at the Annual Meeting is required for the adoption of the proposal to ratify the appointment of independent auditor (Proposal 3). Abstentions will not be counted as votes cast and will have no effect on the results of the vote.
All shares entitled to vote and represented by properly executed and unrevoked proxies will be voted at the Annual Meeting in accordance with the instructions given therein. If no instructions are indicated on a properly executed proxy (other than broker non-votes), the shares represented by that proxy will be voted as recommended by the Board.

If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters to the same extent as the person signing the proxy would be entitled to vote. It is not currently anticipated that any other matters will be raised at the Annual Meeting.

Revocability of Proxy

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A proxy may be revoked by filing with the Company’s Corporate Secretary, at or before taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy, in either case later dated than the prior proxy relating to the same shares. A proxy may also be revoked by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not itself revoke a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to A. M. Castle & Co., 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary, at or before the taking of the vote at the Annual Meeting.

Householding of Proxy Materials

The U.S. Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker directly or direct your written request to: Corporate Secretary, A. M. Castle & Co., 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523, or by phone at (847) 455-7111. Stockholders who currently receive multiple copies of their proxy statement at their address and would like to request “householding” of their communications should contact their broker.

PROPOSAL 1: ELECTION OF CLASS II DIRECTORS AND
NEWLY-APPOINTED CLASS I DIRECTORS

Our Board is divided into three classes, each of which is elected for a three-year term, with the term of Class II Directors expiring at this year’s Annual Meeting of Stockholders, the term of Class III Directors expiring at the Annual Meeting of Stockholders to be held in 2016 and the term of Class I Directors expiring at the Annual Meeting of Stockholders to be held in 2017. On March 17, 2015, upon resignation of Mr. Terrence J. Keating and Mr. John McCartney, the Board appointed Mr. Jonathan B. Mellin and Ms. Pamela Forbes Lieberman to fill the Class I Director vacancies created by the resignations of Mr. Keating and Mr. McCartney. The Board also expanded from nine to ten directors and appointed Mr. Steven W. Scheinkman to fill the newly-created Class I Director position. The Board then appointed Mr. Kenneth H. Traub and Mr. Allan J. Young to fill the Class II Director positions vacated by Mr. Mellin and Ms. Forbes Lieberman.

On April 16, 2015, upon resignation of Mr. Scott J. Dolan as the Company’s President and Chief Executive Officer, and Class II Director, the Board appointed Mr. Steven W. Scheinkman to serve as the Company’s President and Chief Executive Officer. The Board then re-appointed Ms. Forbes Lieberman as a Class II Director.

After the above-mentioned changes, the Board is currently comprised of nine directors. Ms. Forbes Lieberman, Mr. Traub, and Mr. Young have been nominated to serve as Class II Directors. If elected at the Annual Meeting, each of the three nominees would serve until the 2018 Annual Meeting and until his or her successor is duly elected and qualified. Mr. Mellin and Mr. Scheinkman have been nominated to serve as Class I Directors, and pursuant to Article III, Section 2 of the Amended and Restated Bylaws of the Company, Mr. Mellin and Mr. Scheinkman may only hold office until the next annual meeting of stockholders. As such, Class I Directors Mr. Mellin and Mr. Scheinkman are standing for election at this year’s Annual Meeting of Stockholders. If elected at the Annual Meeting, each of the newly-appointed Class I nominees would serve until the 2017 Annual Meeting and until his or her successor is duly elected and qualified. All nominees are currently members of our Board.

If any of the nominees unexpectedly becomes unavailable for election, proxy holders may vote for a substitute nominee designated by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the meeting.

The following biographical information is given as of the date of this Proxy Statement for all directors. Each of our director nominees brings a wealth of leadership experience, have demonstrated business acumen, and an ability to exercise sound business judgment. They also possess extensive board and/or financial experience. In addition, we believe all of our director nominees have a reputation for integrity, honesty, and adherence to the highest ethical standards. The biographies of each of the director nominees is set forth below and includes the name of each nominee, the year in which each nominee first became a director of the Company, the committee(s) of the Board on which the nominee currently serves, the nominee’s age, business experience for the past five years, the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and individual experiences, qualifications, attributes or skills that caused the Governance Committee and the Board to determine that the person should serve as a director for the Company. We have also included similar information for each director not standing for election at the Annual Meeting.

The Board recommends a vote “FOR” each of the nominees for Class II Directors and newly-appointed Class I Directors presented in Proposal 1.

Class II Directors - Terms Expire in 2015

Pamela Forbes Lieberman	Director since 2007	Age 61

Committees: Audit Chairperson Governance Member
Interim Chief Operating Officer of Entertainment Resource, Inc., a video distributor, from March 2006 to August 2006. Ms. Forbes Lieberman was Director, President, and Chief Executive Officer of TruServ Corporation (now known as True Value Company), a member owned wholesaler of hardware and related merchandise, and provider of marketing, merchandising and other value added services, from 2001 to 2004. Ms. Forbes Lieberman is also a director of Standard Motor Products, Inc., a leading manufacturer, distributor, and marketer of replacement parts for motor vehicles, since 2007, and VWR Corporation, a provider of laboratory products, services, and solutions, since 2009. She is also a member of the Board of Directors of the Company’s Kreher Steel joint venture, and has served as Chairperson of the Company’s Audit Committee since 2012.

Ms. Forbes Lieberman’s service as Chief Executive Officer of True Value Company brings to the Board senior executive experience leading a public reporting wholesale/distribution business, with expertise in turnaround management, communications, culture change, and distribution and supply chain strategies. Ms. Forbes Lieberman also possesses valuable financial expertise, including extensive experience as chief financial officer of various distribution and manufacturing businesses, both public reporting and private, where she was directly responsible for financial and accounting issues, acquisition and divestitures and information systems. She also possesses public accounting expertise as a former senior manager at PricewaterhouseCoopers LLP. Through her service on the boards described above, she has valuable experience in governance, executive compensation, and finance, including private equity, and audit issues.

Kenneth H. Traub	Newly-Elected Director since March 2015	Age 53

Committees: Human Resources Chairperson Finance Member
President and Chief Executive Officer of Ethos Management, LLC, an investment advisory company, since 2009. Mr. Traub is also the General Partner of Rosemark Capital, a private equity firm, since 2013. Previously, he served as President and Chief Executive Officer of American Bank Note Holographics, Inc., a global supplier of optical security devices, from 1999 until its acquisition by JDS Uniphase Corp. in 2008. Mr. Traub is currently a director of the following public companies: (i) Vitesse Semiconductor Corporation, a leading supplier of integrated circuit solutions for next-generation carrier and enterprise networks, since 2013, (ii) MRV Communications, Inc., a leading provider of optical communications network equipment and integration, since 2011, (iii) DSP Group, Inc., a leading global provider of wireless chipset solutions for converged communications, since 2012, and (iv) Athersys, Inc., a biotechnology company engaged in the discovery and development of therapeutic product candidates, since 2012. He previously has served as a director for the following companies: (i) Phoenix Technologies, Inc., a supplier of the basic input output system for the personal computer industry, from 2009 to 2010, (ii) iPass, Inc., a global provider of mobility services for enterprises and carriers, from 2009 to 2013, (iii) MIPS Technologies, Inc., a provider of industry standard processor architectures and cores, from 2011 to 2013, (iv) Xyratex Limited, a supplier of data storage technologies, from 2013 to 2014, and (v) Tix Corporation, a provider of ticketing services, from 2011 to 2014.

Mr. Traub’s service as Chief Executive Officer of Ethos Management, LLC and over 20 years of senior management, corporate governance, turnaround and transactional experience with various public and private companies well qualifies him to serve on our Board. His wealth of board experience will allow him to provide valuable advice and guidance to our Board.

Allan J. Young	Newly-Elected Director since March 2015	Age 58

Committees: Finance Member Governance Member
Managing Partner at Raging Capital Management, LLC, an investment management firm, since 2006. Mr. Young previously served as a Director of Research at RateFinancials, Inc., an independent securities research firm, from 2003 to 2006. He also serves as a director of SMG Indium Resources Ltd., a company that stockpiles indium for consumer electronics manufacturing applications, since 2013.

Mr. Young’s extensive experience in financial analysis, accounting, public company reporting, and corporate governance well qualifies him to serve on our Board. His strong financial background and experience with investment analysis provides the Board with valuable financial expertise.

Class I Directors - Terms Expire in 2015

Jonathan B. Mellin	Director since October 2014	Age 51

Committees: Finance Chairperson Governance Member Human Resources Member
President and Chief Executive Officer of Simpson Estates, Inc., a private asset management firm, since 2013. Mr. Mellin became President of Simpson Estates, Inc. in 2012, prior to being appointed as Chief Executive Officer. Prior to joining Simpson Estates, Inc., Mr. Mellin served as the Chief Financial Officer for the Connors Family group of companies, from 2005 to 2012.

Mr. Mellin’s years of experience as the Chief Financial Officer of large private companies and subsidiaries of publicly-held companies provides valuable financial expertise to the Board, including extensive experience in annual business planning, forecasting, and expense reduction. His expertise in leading complex finance functions as well as strong background and experience with strategic acquisitions and major restructuring projects contributes greatly to the Board’s composition. Mr. Mellin is also a Certified Public Accountant.

Steven W. Scheinkman	Newly-elected Director since March 2015	Age 61

President and Chief Executive Officer
President and Chief Executive Officer of the Company since April 2015. Prior to joining the Company, Mr. Scheinkman served as President and Chief Executive Officer and a director of Innovative Building Systems LLC, and certain of its affiliates and predecessor entities, a leading customer modular home producer, since 2010. He served as a director of Claymont Steel Holdings, Inc., a manufacturer of custom discrete steel plate, from 2006 to 2008. He served as the President and Chief Executive Officer and a director of Transtar Metals Corp. (“Transtar”), a supply chain manager/distributor of high alloy metal products for the transportation, aerospace and defense industries, from 1999 to 2006. Following Transtar’s acquisition by the Company in September 2006, he served as President of Transtar Metals Holdings Inc. until September 2007 and thereafter served as its advisor until December 2007. He served in various capacities as an executive officer of Macsteel Service Centers USA, a distributor and processor of steel products, including President, Chief Operating Officer and Chief Financial Officer, from 1986 to 1999.

Mr. Scheinkman’s extensive experience serving as an executive of various metal products companies coupled with his significant financial expertise makes him a valuable addition to the Board.

Directors Not Standing For Election:
Class I Director - Term Expires in 2017

James D. Kelly	Director since 2010	Age 62

Committees: Human Resources Member
Retired Vice President - Enterprise Initiatives for Cummins Inc., a global manufacturer and distributor of engines and related technologies, a position he held from March 2010 to September 2010. Previously, Mr. Kelly served as the President, Engine Business and as a Vice President for Cummins Inc. from 2005 to 2010. Mr. Kelly was employed by Cummins in a variety of positions of increasing responsibility, including, most recently, the Vice President and General Manager - Mid Range Engine Business between 2001 and 2004, and the Vice President and General Manager - Mid Range and Heavy Duty Engine Business from 2004 through 2005. Mr. Kelly served as a director of Cummins India Limited from 2009 to 2013. Mr. Kelly served as an advisory board member of MAG US Holdings, LLC, a manufacturer of tire and wheel assemblies, from 2014 to February 2015. He is also a director of Wabash National Corporation, a publicly-traded, diversified industrial manufacturer, since 2006.

Mr. Kelly’s service as President, Engine Business and Vice President, Cummins, Inc. brings to the Board senior executive experience leading a worldwide business, including sales and operational expertise. Through his service on the board of Wabash National Corporation, he also has valuable experience in governance and executive compensation matters.

Class III Directors - Terms Expire in 2016

Brian P. Anderson	Director since 2005	Age 64

Board Chairman Committees: Governance Chairperson Audit Member
Non-executive Chairman of the Board of the Company since 2010. Former Executive Vice President/CFO of OfficeMax, Incorporated, a distributor of business to business and retail office products, from 2004 to 2005. Mr. Anderson was also Senior Vice President and Chief Financial Officer of Baxter International, Inc., a medical products and services company, from 1998 to 2004. Mr. Anderson is also a director of W.W. Grainger, Inc., a global broad line supplier of maintenance, repair, and operating products, since 1999, PulteGroup, Inc., a homebuilding company, since 2005, and James Hardie Industries, Plc, a global manufacturer of fiber cement siding and backerboard, since 2006.

Mr. Anderson served as the chief financial officer of two publicly-traded companies, held finance positions including corporate controller and vice president of audit, and was an audit partner at an international public accounting firm. As a result, he has in-depth knowledge of accounting and finance as well as familiarity in risk management and risk assessment and the application of the Committee of Sponsoring Organizations of the Treadway Commission internal controls framework. In addition, while serving as a chief financial officer of one of the two publicly-traded companies, Mr. Anderson had primary responsibility for the supply chain and logistics of that company. Mr. Anderson presently serves on the compensation committee of one public company, the governance committee of three, and the audit committee of four, including Castle.

Reuben S. Donnelley	Director since 2011	Age 56

Committees: Human Resources Member
General Partner at W.B. & Co., a nominee partnership, since 2013. Mr. Donnelley served as a broker at Cassandra Trading Group, L.L.C., a registered broker-dealer and market maker, from 2005 to 2013. He is also a director of Simpson Estates, Inc., a private asset management firm, since 1996.

Mr. Donnelley’s years of experience with capital market transactions and private equity investments provides valuable financial expertise to the Board, including extensive experience with investments in both public and private companies.

Gary A. Masse	Director since 2012	Age 53

Committees: Audit Member Finance Member
Chief Executive Officer of Coveris Holdings Corp., a global plastics packaging company, since April 2014. Mr. Masse previously served as Chief Executive Officer of Precision Holding, LLC, a leading global manufacturing and engineering services company, from 2010 to April 2014. Mr. Masse served as Group President - Cooper Tools & Hardware, a business unit of Cooper Industries Plc, a diversified manufacturer of electrical products, tools and hardware, from 2006 to 2010. Mr. Masse joined Cooper after nine years with Danaher Corporation, a global designer, manufacturer and marketer of a wide variety of industrial products, where he most recently served as Vice President and Group Executive of its Gilbarco/Veeder-Root business, a leading provider of equipment and integrated technology solutions to the retail petroleum and commercial fueling industry, from 2003 to 2005.

Mr. Masse’s service as Chief Executive Officer of Coveris Holdings Corp. and previously of Precision Holding, LLC and his other executive and management experience well qualifies him to serve on our Board. His expertise in leading complex global organizations, as well as strong background and experience in engineering, manufacturing (domestic and international), and business development contributes greatly to the Board’s composition.

PROPOSAL 2:
APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.
As discussed in our Compensation Discussion and Analysis starting on page 25 of this Proxy Statement, we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.
Pay for performance is an essential element of the Company’s executive compensation philosophy. The Company’s executive compensation programs are designed so that a significant portion of an executive’s compensation is dependent upon the performance of the Company. Measures of financial performance for short term and long term incentive programs, and the use of equity, are intended to align compensation with the creation of stockholder value. We believe that the Company’s executive compensation programs have been effective at appropriately incentivizing long term stockholder value creation and in enabling the Company to attract and retain very talented executives within our industry.
We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this Proxy Statement. This Proposal 2, commonly known as a “say-on-pay” proposal, gives you as a stockholder the opportunity to express your views on our fiscal year 2014 executive compensation policies and procedures for named executive officers. The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:
“RESOLVED, that the 2014 compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”
Although this is an advisory vote that will not be binding on the Company, our Board, or the Human Resources Committee, we will carefully review the results of the vote. Our Board and Human Resources Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers. The Company currently conducts annual advisory votes on executive compensation, and we expect to conduct the next advisory vote at our 2016 annual meeting of stockholders.

The Board recommends a vote “FOR” Proposal 2.

PROPOSAL 3:
RATIFICATION OF APPOINTMENT OF AUDITOR
Deloitte & Touche LLP (“Deloitte”), which has been the Company’s independent auditor since 2002, has been appointed by the Audit Committee as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 (“Fiscal 2015”). This appointment is being presented to the stockholders for ratification. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate practice. If the appointment of Deloitte as auditor for Fiscal 2015 is not approved by the stockholders, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during Fiscal 2015 if it determines that such a change would be in the best interests of the Company and our stockholders.
A representative from Deloitte will be present at the Annual Meeting and will have the opportunity to make a statement if he desires to do so. The representative will also be available to respond to appropriate questions.

The Board recommends a vote “FOR” Proposal 3.

AUDIT COMMITTEE MATTERS

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed or expected to be billed by Deloitte for professional services incurred for the years ended December 31, 2014, and 2013, on our behalf:

Fee Category	2014	2013
Audit Fees	1,240,400	1,101,700
Audit-Related Fees	—	5,000
Tax Fees	204,400	147,200
Total Fees	1,444,800	1,253,900

A description of the type of services provided in each category is as follows:

Audit Fees. Consists of fees billed for professional services rendered for the audits of the Company’s annual financial statements on Form 10-K and internal controls over financial reporting, review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, and other services normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of fees billed for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

Tax Fees. Consists of fees billed for professional services rendered for tax compliance, tax advice, and tax planning. These services include assistance with the preparation of various tax returns.

Pre-Approval Policy for Audit and Non-Audit Services

The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services to be provided by the Company’s independent auditor. Also, specific pre-approval by the Audit Committee is required for any proposed services exceeding pre-approved cost levels. The Audit Committee may delegate pre-approval authority for audit and non-audit services to one or more of its members, and such authority has been delegated to the Chairman of the Audit Committee. The decisions of any member to whom such authority is delegated are reported to the full Audit Committee at its next scheduled meeting. The Audit Committee periodically reviews reports summarizing all services provided by the independent auditor. In 2014, the Audit Committee pre-approved all audit and non-audit services provided to the Company in accordance with the Audit Committee pre-approval policy.

Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities. The Board has determined that each of the members of the Audit Committee is “independent”, as that term is defined in the independence requirements for audit committee members contained in the applicable rules of the SEC and the listing standards of the NYSE. The Audit Committee acts under a written charter that is reviewed by the Audit Committee at least annually.

Management is responsible for the preparation, presentation, and integrity of the Company’s consolidated financial statements, accounting and financial reporting principles, internal controls over financial reporting and disclosure controls. Deloitte, an independent registered public accounting firm and the Company’s independent auditor, was responsible for performing an independent audit of the Company’s most recent consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) the fairness of the presentation of the Company’s consolidated financial statements for the year ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America, in all material respects, and (ii) the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014, based on the framework of The Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee’s responsibility is to monitor and oversee these processes. In this regard, the Audit Committee meets periodically with management, the internal auditor, and our independent registered public accounting firm.

The Audit Committee has the authority to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in performing its responsibilities. The Audit Committee is responsible for selecting and, if appropriate, replacing our independent registered public accounting firm.

The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements and the effectiveness of internal control over financial reporting with management and Deloitte. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with Deloitte matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU, Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Deloitte also provided to the Audit Committee the letter and written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed the independence of the independent registered public accounting firm with management and Deloitte. The Audit Committee concluded that Deloitte’s independence had not been impaired.

Based on the review and discussions described above, the Audit Committee (including then-current members, Terrence J. Keating and John McCartney) recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

Audit Committee (members serving in 2014)

Pamela Forbes Lieberman, Chairman
Gary A. Masse

CERTAIN GOVERNANCE MATTERS

Board Leadership
The Board currently separates the roles of the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chairman of the Board, Brian P. Anderson, is an independent director and became Chairman in 2010. He is Chairman of the Governance Committee, a member of the Audit Committee, and also regularly attends meetings of the other standing committees of the Board. The duties of the Chairman of the Board include providing strategic leadership and guidance; establishing the agendas for meetings of the Board and independent directors with advice from senior management; advising and consulting with the Chief Executive Officer regarding strategies, risks, opportunities, and other matters; and presiding over meetings of the full Board and executive sessions of independent directors.
The Chief Executive Officer, Steven W. Scheinkman, was elected to the position of President and Chief Executive Officer in April 2015, after previous service as President and Chief Executive Officer of Innovative Building Systems, LLC, and certain of its affiliates and predecessor entities. He is the principal management officer of the Company, with responsibility for supervision of its executive and senior management and the day-to-day operations and performance of the Company.

While the Board believes this leadership model provides appropriate oversight and an effective governance structure, it recognizes that depending on the circumstances, other leadership models, such as combined Chief Executive Officer and Chairman of the Board, might be appropriate. Accordingly, the Board periodically reviews its leadership structure.

Board Meetings and Attendance
During 2014, the Board held nine meetings. The Board’s non-employee directors also met in regularly scheduled executive sessions to evaluate the performance of the Chief Executive Officer and to discuss other corporate matters. Mr. Anderson, the Chairman of the Board, presides as the chair at meetings or executive sessions of non-employee directors. Also, there were six meetings of the Audit Committee, five meetings of the Governance Committee, and five meetings of the Human Resources Committee.
All of the directors attended 75% or more of all the meetings of the Board and the committees on which he or she served. All of the directors then on the Board attended the Annual Meeting of Stockholders held on April 24, 2014.

Oversight of Risk Management

The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. For example, the Human Resources Committee reviews risks related to the Company’s overall compensation programs and effectiveness at both linking executive pay to performance and aligning the interests of our executives and our stockholders. The Audit Committee reviews risks related to financial reporting and considers various allegations and disciplinary actions regarding material violations of the Company’s Code of Ethics brought to its attention on a periodic basis. Additionally, the outcome of the Company’s Enterprise Risk Assessment, which identifies and evaluates potential material risks that could affect the Company and identifies appropriate mitigation measures, is reviewed with the Audit Committee annually. The Finance Committee reviews financial risk management, including interest rates, foreign exchange, etc. The full Board retains responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through periodic reports directly from senior management responsible for oversight of particular risks within the Company. In addition, key risks to the Company’s business strategy are considered by the Board as part of the Company’s annual strategy review.

Compensation Risk

At the direction of the Human Resources Committee, management annually conducts a comprehensive risk assessment of the Company’s compensation policies and practices, which included the following actions:

•	Assigned a team, consisting of members of the human resources and internal audit functions, the responsibility to assess compensation risk;

•	Completed an inventory of the Company’s compensation programs, with input from the Human Resources Committee’s independent compensation consultant as to a framework for assessing compensation risk;

•
Reviewed both business and compensation risk to ensure that the Company’s compensation plans appropriately take into account key business risks and do not have design flaws which motivate inappropriate or excessive risk taking; and

•	Reported its findings to the Human Resources Committee.

Management conducted this assessment of all compensation policies and practices for all employees, including the named executive officers, and determined that the compensation programs are not reasonably likely to have a material adverse effect on the Company. This process included a review of the Company’s executive and non-executive incentive compensation programs. Management reviewed the results of this risk assessment with the Committee. During the review, several risk mitigating factors inherent in the Company’s compensation practices were noted, including: (i) the Human Resources Committee’s discretion in approving executive compensation and establishing performance goals for short term and long term compensation plans; (ii) the Company’s use of a balanced array of performance measures in its short term incentive plan; (iii) stock ownership guidelines for executive officers; and (iv) the Company’s compensation recovery policy.

Standing Board Committees

The Board has four standing committees: the Audit Committee, the Finance Committee, the Governance Committee, and the Human Resources Committee. Each committee has a written charter adopted by the Board, copies of which are posted under the “Corporate Governance” section of the Company’s website at http://www.amcastle.com/investors/corporate-governance. Each committee reviews the appropriateness of its charter and performs a self-evaluation at least annually. Mr. Scheinkman is the only director who is an employee of the Company, and he does not serve on any Board committee. He does not participate in the portion of any Board or committee meetings during which his compensation is evaluated. The Board also has the authority to appoint such additional committees as it may from time-to-time determine.

The following table summarizes the current membership of each of our four standing Board committees:

Board Committees
Director	Audit	Finance	Human Resources	Governance
Brian P. Anderson	X			Chair
Reuben S. Donnelley			X
James D. Kelly			X
Pamela Forbes Lieberman	Chair			X
Gary A. Masse	X	X
Jonathan B. Mellin		Chair	X	X
Kenneth H. Traub		X	Chair
Allan J. Young		X		X

The Audit Committee is charged with the engagement of the Company’s independent auditor, and reviewing the results of internal audits and the audit report of the independent auditor. The Audit Committee meets on a regular basis with management and the independent auditor to review and discuss financial matters. Further, the Audit Committee is empowered to make independent investigations and inquiries into financial reporting, financial controls, or other financial matters of the Company as it deems necessary. The Audit Committee’s report to stockholders is provided in the section above titled “Report of the Audit Committee”.

The Finance Committee was created in March 2015, and is charged with reviewing, evaluating, and making recommendations to the Board regarding the Company’s capital structure, working capital management, and other financial policies. Further, the Finance Committee also reviews financial risk management, including interest rates, foreign exchange, etc.

The Governance Committee is charged with assisting the Board by reviewing the size, composition, and organizational structure of the Board, identifying potential director candidates, and developing and evaluating governance policies.

The Human Resources Committee is charged with approving the compensation of the Company’s executive officers, reviewing succession plans for key employee positions, reviewing reports to stockholders on executive compensation, and reviewing and recommending the Chief Executive Officer’s compensation for approval by the Board. The Human Resources Committee also approves incentive and equity-based compensation plans, and reviews and recommends changes to the Board regarding director compensation. The Human Resources Committee’s report to stockholders is provided below in the section titled “Report of the Human Resources Committee”.

Compensation Committee Interlocks and Insider Participation

During 2014, the Human Resources Committee consisted of Reuben S. Donnelley, James D. Kelly, and Jonathan B. Mellin. Patrick J. Herbert, III also served on the Human Resources Committee during 2014, until his resignation from the Board in October 2014. On March 17, 2015, Mr. Kenneth H. Traub was elected to serve as a member of the Committee. All members of the Human Resources Committee are independent directors, and no member was an employee or former employee of the Company. During 2014, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Human Resources Committee.

Code of Ethics

The Board has adopted a Code of Ethics for Directors and a Code of Ethics for Officers. A copy of each of the respective Code of Ethics can be found on the “Corporate Governance” section of the Company’s website at http://www.amcastle.com/investors/corporate-governance. Every director and officer is required to read and follow the Code that is applicable to their role. Any waiver of either Code for officers or directors of the Company requires the approval of the Governance Committee of the Board and must be promptly disclosed to the Company’s stockholders. We intend to disclose on the “Corporate Governance” section of our website (http://www.amcastle.com/investors/corporate-governance) any amendments to, or waivers from, the Code that is required to be publicly disclosed under the rules of the SEC.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines which establish the practices the Board follows with respect to Board function and operations, Board organization, composition, and Board conduct. A copy of the Corporate Governance Guidelines can be found on the “Corporate Governance” section of the Company’s website at:
http://www.amcastle.com/investors/corporate-governance.

Director Candidates

Any stockholder who wishes to recommend individuals for nomination to the Board may do so in accordance with our Bylaws, which require advance notice to the Company and certain other information. If you are interested in recommending a director candidate, you should request a copy of the Bylaw provisions by writing to our Corporate Secretary at 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523.

The Governance Committee identifies nominees for directors from various sources, including suggestions from Board members and management, and at times in the past has used third party consultants to assist in identifying and evaluating potential nominees. The Governance Committee will consider persons recommended by the stockholders in the same manner as a committee-recommended nominee.

The current membership of the Board represents a diverse mix of directors in terms of gender, race, background, and expertise. In considering whether to recommend persons to be nominated for directors, including candidates recommended by stockholders, the Governance Committee will apply the criteria set forth in the Company’s Corporate Governance Guidelines. These criteria include the candidate’s experience, integrity, absence of conflict or potential conflict of interest, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties. While our Corporate Governance Guidelines do not prescribe specific diversity standards, they do provide that the Board will seek a diversified membership for the Board as a whole, in terms of both the personal characteristics of individuals involved and their various experiences and areas of expertise. When identifying and evaluating candidates, the Governance Committee, as a matter of practice, also considers whether there are any evolving needs of the Board that require experience in a particular field, and may consider additional factors it deems appropriate. The Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Governance Committee also conducts regular reviews of current directors whose terms are nearing expiration, but who may be proposed for re-election, in light of the considerations described above and their past contributions to the Board.

Under the Company’s Corporate Governance Guidelines, no director may be nominated for re-election following his or her 72nd birthday. On the recommendation of the Governance Committee, the Board may waive this requirement as to any director if it deems a waiver to be in the best interests of the Company.

Settlement Agreement

On March 17, 2015, the Company entered into a Settlement Agreement (the “Raging Capital Settlement Agreement”) with Raging Capital Management, LLC and certain of its affiliates (the “Raging Capital Group”), and Mr. Steven W. Scheinkman, Mr. Kenneth H. Traub, and Mr. Allan J. Young (the “Raging Capital Nominees”).

Pursuant to the terms of the Raging Capital Settlement Agreement, the size of the Board of Directors was expanded from 9 to 10 members, Mr. John McCartney and Mr. Terrence J. Keating resigned from the Board, and each of Ms. Pamela Forbes Lieberman and Mr. Jonathan B. Mellin were elected as Class I directors to fill the vacancies in those classes created by the resignations of Mr. McCartney and Mr. Keating. Then the Board elected Mr. Scheinkman as a Class I director, Mr. Traub as a Class II director, and Mr. Young as a Class II director. The Board also agreed to nominate the Raging Capital Nominees for election at the 2015 Annual Meeting to serve in the classes set forth above.

The Board appointed the Raging Capital Nominees to serve on the following committees of the Board: Mr. Scheinkman-Audit Committee; Mr. Traub-Finance Committee and Human Resources Committee; and Mr. Young-Finance Committee and Governance Committee. For so long as at least two Raging Capital Nominees remain members of the Board, one Raging Capital Nominee will be offered the opportunity to be a member of each committee of the Board. The Board has also formed a Finance Committee to review, evaluate and make recommendations to the Board regarding the Company’s capital structure, working capital management, and other financial policies.

If the members of the Raging Capital Group (together with their controlled affiliates) cease collectively to beneficially own an aggregate net long position in at least 1,762,835 shares of the Company’s common stock, then one Raging Capital Nominee selected by the Raging Capital Group (which will initially be Mr. Young) will promptly tender his resignation from the Board and any committee of the Board on which he is a member; provided, that the Board may, but is not obligated, to accept any such resignation.

The Raging Capital Group agreed to cause all shares of the Company’s common stock to which it is entitled to vote at the 2015 Annual Meeting to be voted in favor of (i) the election of each of the directors nominated for election; (ii) the approval of the Company’s executive compensation; and (iii) the ratification of the appointment of Deloitte & Touche, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

Raging Capital has entered into an agreement with Mr. Traub pursuant to which he will be eligible to receive from Raging Capital Management a portion of Raging Capital Management’s incentive allocation attributable solely to the performance of Raging Capital Management’s investment in the Company’s common stock that is earned by Raging Capital Management. Mr. Young is a Managing Partner at, and holds an economic interest in, Raging Capital Management.

Pursuant to Mr. Scheinkman’s appointment as the Company’s President and Chief Executive Officer on April 16, 2015, Mr. Scheinkman tendered his resignation from the Company’s Audit Committee. On April 22, 2015, following Mr. Dolan’s resignation and the appointment of Mr. Scheinkman as President and Chief Executive Officer, the Company and the Raging Capital Group entered into a First Amendment to Settlement Agreement (the “First Amendment”). The First Amendment modified section 2.10 of the Raging Capital Settlement Agreement to allow the Company to reduce the size of its current Board to nine directors. All other terms of the Raging Capital Settlement Agreement remain unchanged.

Director Independence; Financial Experts

The Board has affirmatively determined that each current board member, except for Mr. Scheinkman, (i) is “independent” within the definitions contained in the current NYSE listing standards and the standards set by the Board in the Company’s Corporate Governance Guidelines, and (ii) has no other “material relationship” with the Company that could interfere with his or her ability to exercise independent judgment. In addition, the Board has determined that each member of the Audit Committee is “independent” within the definition contained in current SEC rules. Furthermore, the Board has determined that all members of our Audit Committee meet the financial literacy requirements of the NYSE and qualify as “audit committee financial experts” as defined by the SEC, and that Mr. Anderson’s simultaneous service on the audit committees of W.W. Grainger, Inc., PulteGroup, Inc., James Hardie Industries Plc, and the Company will not impair his ability to serve effectively on the Company’s Audit Committee.

Communication with Directors
Stockholders and others who are interested in communicating directly with our chairman, any individual director or our Board or non-management directors as a group may do so by writing to the directors at the following address:

A. M. Castle & Co.
Board Communication
1420 Kensington Road, Suite 220
Oak Brook, Illinois 60523
Attn: Corporate Secretary

All written communications are received and processed by the Company prior to being forwarded to the chairman of the board or other appropriate members of the Board. Directors generally will not be forwarded communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.

In addition, the Audit Committee has established both a telephonic voice call in and electronic communication method on an independent website (www.mysafeworkplace.com) entitled “MySafeWorkplace” which also can be accessed from the Company’s website. The system provides for electronic communication, either anonymously or identified, for employees, vendors, and other interested parties to communicate concerns, including concerns with respect to our accounting, internal controls or financial reporting, to the Audit Committee. Concerns may be reported via telephone at 1-800-461-9330 or via the link to MySafeWorkplace which can be found on the “Corporate Governance” section of the Company’s website at:
http://www.amcastle.com/investors/corporate-governance.

STOCK OWNERSHIP OF DIRECTORS, MANAGEMENT
AND PRINCIPAL STOCKHOLDERS

Stock Ownership of Directors and Management

The following table sets forth the number of shares and percentage of the Company’s common stock that was owned beneficially as of April 1, 2015, by each of the Company’s directors, each current or former named executive officer set forth in the Summary Compensation Table, and by all directors and executive officers as a group, with each person having sole voting and dispositive power except as indicated:

Beneficial Owner	Shares of Common Stock Beneficially Owned (1)		Percentage of Common Stock
Directors			*
Brian P. Anderson	58,727		*
Reuben S. Donnelley	4,243,085	(2)	18.0%
James D. Kelly	19,498		*
Pamela Forbes Lieberman	31,350		*
Gary A. Masse	16,804		*
Jonathan B. Mellin	5,484,859	(3)	23.3%
Steven W. Scheinkman	7,500	(4)	*
Kenneth H. Traub	18,888	(4)	*
Allan J. Young	0	(4)	*
Named Executive Officers
Patrick R. Anderson	14,097		*
Marec E. Edgar	0		*
Thomas L. Garrett	28,925		*
Stephen J. Letnich	6,166		*
Former Named Executive Officers
Scott J. Dolan	181,677
Kevin H. Glynn	0		*
Anne D. Scharm	0		*
Scott F. Stephens	40,689		*
All directors and executive officers as a group (19 persons)	5,938,470		25.2%

* Percentage of shares owned equals less than 1%.

(1)
Includes shares issuable upon exercise of stock options that are exercisable on April 1, 2015, or that become exercisable within 60 days after that date, as follows: Mr. Brian Anderson - 7,500 stock options; Mr. Patrick Anderson - 4,800 stock options; Mr. Garrett - 6,300 stock options; and all directors and executive officers as a group - 18,600 stock options.

The number of shares owned by each named executive officer (and all executive officers as a group) includes the number of shares of Company common stock owned indirectly as of March 31, 2015, by such executive officer in our employee benefit plans, as reported to us by the plan trustee.

(2)	See Note 4 under “Principal Stockholders” below.

(3)	See Note 3 under “Principal Stockholders” below.

(4)	See Note 7 under “Principal Stockholders” below.

Principal Stockholders

The only persons who held of record or, to our knowledge (based on our review of Schedules 13D, 13F and 13G, and amendments thereto), owned beneficially more than 5% of the outstanding shares of our common stock as of April 1, 2015, are set forth below, with each person having sole voting and dispositive power except as indicated:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock (1)
Jonathan B. Mellin(3) Reuben S. Donnelley(4) W.B. & Co.(5) FOM Corporation(6) 30 North LaSalle Street, Suite 1232 Chicago, Illinois 60602-2504	5,089,655	(2)	21.6%
Raging Capital Master Fund, Ltd.(7) c/o Ogier Fiduciary Services (Cayman) Limited 89 Nexus Way, Camana Bay Grand Cayman KY 1-9007, Cayman Islands Raging Capital Management, LLC William C. Martin Ten Princeton Avenue P.O. Box 228 Rocky Hill, NJ 08553	4,630,795		19.6%
T. Rowe Price Associates, Inc.(8) T. Rowe Price Small-Cap Value Fund, Inc. 100 E. Pratt Street Baltimore, MD 21202	3,284,089		13.9%
Huber Capital Management LLC (9) 2321 Rosecrans Ave., Suite 3245 El Segundo, CA 90245	2,573,142		10.9%
BlackRock Inc. (10) 55 East 52nd Street New York, New York 10022	1,775,713		7.5%
Dimensional Fund Advisors LP (11) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	1,677,479		7.1%
Tocqueville Asset Management L.P.(12) 40 West 57th Street, 19th Fl New York, NY 10019	1,421,300		6.0%
Platinum Equity, LLC(13) EPE, LLC Ryerson Inc. Ryerson Holding Corporation Platinum Equity Capital Partners-PF, L.P. Platinum Equity Capital Partners, L.P. Platinum Equity Capital Partners-A, L.P. Platinum Equity Capital Partners-PF II, L.P. Platinum Equity Capital Partners II, L.P. Platinum Equity Capital Partners-A II, L.P. Platinum Rhombus Principals, LLC Platinum Equity Partners, LLC Platinum Equity Investment Holdings, LLC Platinum Equity Partners II, LLC Platinum Equity Investment Holdings II, LLC Tom T. Gores 360 North Crescent Drive Beverly Hills, CA 90210	1,397,428		5.9%

(1)	Applicable percentage ownership is based upon 23,571,356 shares of common Stock outstanding as of April 1, 2015.

(2)
The reported number of shares reflects the beneficial ownership of shares of the reporting group, with the beneficial ownership of each individual reporting person detailed in specific footnotes (3) - (6) below.

(3)
As reported in a Schedule 13D, as amended by Amendment No. 11, filed October 29, 2014, with the SEC, by W.B. & Co. (“WB”), Jonathan B. Mellin, Reuben S. Donnelley, and FOM Corporation (“FOM”). WB is an Illinois partnership, and nominee of Simpson Estates, Inc. The general partners of WB are Mr. Mellin and Mr. Donnelley, who share voting power with respect to shares beneficially owned by WB. Mr. Mellin reported that he beneficially owned 5,089,655 shares of common stock of the Company, over which Mr. Mellin has shared voting power over all such shares, shared dispositive power over 861,374 of such shares and no sole voting or sole dispositive power. Mr. Mellin expressly disclaims beneficial ownership of these shares, except with respect to Mr. Mellin’s pecuniary interest therein and these shares include the shares owned by WB.

(4)
Mr. Donnelley reported that he beneficially owned 4,243,085 shares of common stock of the Company, over which Mr. Donnelly has shared voting power over 4,228,281 of such shares, sole voting power and sole dispositive power over 14,804 such shares and no shared dispositive power. Mr. Donnelly expressly disclaims beneficial ownership of these shares, except with respect to Mr. Donnelly’s pecuniary interest therein and these shares include the shares owned by WB.

(5)
WB reported that it beneficially owned 4,228,281 shares of common stock of the Company, over which it has shared voting power over all such shares and no sole voting power and no sole or shared dispositive power.

(6)
FOM is a trustee and custodian, as applicable, with respect to certain trusts and custodial accounts for which WB holds shares of common stock of the Company. FOM reported that it beneficially owned 4,220,744 shares of common stock of the Company, over which FOM has sole voting power over 307,412 of such shares and shared voting power over 564,728 such shares. FOM has sole dispositive power with respect to 3,656,016 shares and shared dispositive power with respect to 564,728 shares. The Schedule also included the amendment to the amended and restated partnership agreement of WB.

(7)
As reported in a Schedule 13D, as amended by Amendment No. 3, filed March 18, 2015, with the SEC by Raging Capital Master Fund, Ltd. (“Raging Master”), Raging Capital Management, LLC (“Raging Management”), and William C. Martin, Kenneth H. Traub, Steven W. Scheinkman and Allan J. Young (collectively, the “Raging Capital Reporting Persons”). Raging Master reported that, as an investment company, it beneficially owned 4,630,795 shares of common stock of the Company, over which it has shared voting and shared dispositive power over 4,630,795 shares, and no sole voting or sole dispositive power. Raging Management and Mr. Martin as the Chairman, Chief Investment Officer and Managing Member of Raging Management, as an investment manager for Raging Master, reported that by virtue of their affiliations with Raging Master, each also beneficially owned 4,630,795 shares of common stock of the Company, over which they have shared voting and shared dispositive power over 4,630,795 shares, and no sole voting or sole dispositive power. Mr. Traub reported beneficial ownership of 18,888 shares of common stock of the Company, over which he has sole voting and sole dispositive power over 18,888 shares and no shared voting or shared dispositive power. Mr. Scheinkman reported beneficial ownership of 7,500 shares of common stock of the Company, over which he has sole voting and sole dispositive power over 7,500 shares and no shared voting or shared dispositive power. Mr. Young reported that he did not own any shares as of the date of the filing.

(8)
As reported in a Schedule 13G, filed February 10, 2015, with the SEC jointly by T. Rowe Price Associates, Inc. (“TRPA”) and T. Rowe Price Small-Cap Value Fund, Inc., (“TRPSC”). TRPA reported that, as an investment adviser, it beneficially owned 1,955,789 shares of common stock of the Company, over which it has sole voting power with respect to 201,839 shares and sole dispositive power with respect to 1,955,789 shares and no shared voting or dispositive power. TRPSC reported that, as an investment company, it beneficially owned 1,328,300 shares of common stock of the Company, over which it has sole voting power with respect to 1,328,300 shares and no sole dispositive power, no shared voting power and no shared dispositive power. The Schedule stated that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Company’s common stock but that no one person’s interest in the Company’s common stock is more than five percent of the total outstanding common shares. Exhibit A to the Schedule includes the joint filing agreement between TRPA and TRPSC.

(9)
As reported in a Schedule 13D, as amended by Amendment No. 5, filed February 27, 2015, with the SEC by Huber Capital Management LLC (“Huber Capital”). Huber Capital reported that, as an investment adviser, it beneficially owned 2,573,142 shares of the common stock of the Company, over which it has sole voting power with respect to 1,183,702 shares, sole dispositive power with respect to 2,573,142 shares, shared voting power over 280,981 shares and no shared dispositive power.

(10)
As reported in a Schedule 13G, as amended by Amendment No. 5, filed January 26, 2015, with the SEC by BlackRock Inc. (“BlackRock”). BlackRock reported that, as a parent holding company or control person, it beneficially owned 1,775,713 shares of the common stock of the Company, over which it has sole voting power with respect to 1,744,297 shares and sole dispositive power with respect to 1,775,713 shares and no shared voting or shared dispositive power. The Schedule stated that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Company’s common stock but that no one person’s interest in the Company’s common stock is more than five percent of the total outstanding common shares. Exhibit A to the Schedule lists those subsidiaries of BlackRock that hold shares of the Company’s common stock.

(11)
As reported in a Schedule 13G, as amended by Amendment No. 5, filed February 5, 2015, with the SEC by Dimensional Fund Advisors LP (“Dimensional Funds”). Dimensional Funds reported that, as an investment adviser, it beneficially owned 1,677,479 shares of the common stock of the Company, over which it has sole voting power with respect to 1,611,814 shares and sole dispositive power with respect to 1,677,479 shares and no shared voting or shared dispositive power. Dimensional Fund serves as investment adviser to four investment companies and as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). In certain cases, subsidiaries of Dimensional Fund may act as an advisor or subadvisor to certain funds. The Funds own these shares, and in its role as investment advisor, subadvisor and/or manager, Dimensional Fund has the sole power to vote and direct investments with regard to all such shares. Dimensional Fund expressly disclaimed beneficial ownership of all shares reported beneficially owned.

(12)
As reported in a Schedule 13G, filed January 30, 2015, with the SEC by Tocqueville Asset Management L.P. (“Tocqueville”). Tocqueville reported that, as an investment adviser, does not beneficially own any shares of common stock of the Company, but has sole voting power with respect to 1,421,300 shares, sole dispositive power with respect to 1,421,300 shares and no shared voting power or shared dispositive power.

(13)
As reported in a Schedule 13D, filed August 20, 2012, with the SEC by EPE, LLC (“EPE”), Ryerson Inc. (“Ryerson”), Ryerson Holding Corporation (“Ryerson Holding”), Platinum Equity Capital Partners-PF, L.P. (“PECP-PF”), Platinum Equity Capital Partners, L.P. (“PECP”), Platinum Equity Capital Partners-A, L.P. (“PECP-A”), Platinum Equity Capital Partners-PF II, L.P. (“PECP-PF II”), Platinum Equity Capital Partners II, L.P. (“PECP II”), Platinum Equity Capital Partners-A II, L.P. (“PECP-A II”), Platinum Rhombus Principals, LLC (“Rhombus” and, together with PECP-PF, PECP, PECP-A, PECP-PF II, PECP II and PECP-A II, the “Funds”), Platinum Equity Partners, LLC (“Platinum Partners”), Platinum Equity Investment Holdings, LLC (“Platinum Investment”), Platinum Equity Partners II, LLC (“Platinum Partners II”), Platinum Equity Investment Holdings II, LLC (“Platinum Investment II”), Platinum Equity, LLC (“Platinum Equity”), and Tom T. Gores (collectively, the “Platinum Reporting Persons”). Each of the Platinum Reporting Persons reported shared voting power and shared dispositive power with respect to 1,397,428 shares of Common Stock.

EPE is a direct wholly owned subsidiary of Ryerson, which is a direct wholly owned subsidiary of Ryerson Holding. Substantially all of the issued and outstanding capital stock of Ryerson Holding is owned by the Funds. Platinum Partners is the general partner of each of PECP-PF, PECP and PECP-A. Platinum Investment is the senior managing member of each of Rhombus and Platinum Partners. Platinum Partners II is the general partner of each of PECP-PF II, PECP II and PECP-A II. Platinum Investment II is the senior managing member of Platinum Partners II. Platinum Equity is the sole member of each of Platinum Investment and Platinum Investment II. Mr. Gores is the chairman and the ultimate beneficial owner of Platinum Equity.

RELATED PARTY TRANSACTIONS

Our Related Party Transactions Policy governs the review, approval, and ratification of transactions involving the Company and related persons where the amount involved exceeds $120,000. Related persons include our directors, director nominees, executive officers, 5% stockholders and immediate family members of such persons, and entities in which one of these persons has a direct or indirect material interest. Under this policy, any potential related-party transaction must be brought to the attention of the Company’s General Counsel. The General Counsel, in consultation with management and outside counsel, as appropriate, then assesses whether the proposed transaction is a related-party transaction for purposes of the policy.

If the General Counsel determines that the proposed transaction is a related-party transaction for such purposes, the proposed transaction is then submitted to the Governance Committee of the Board for its consideration. The Governance Committee considers all of the relevant facts and circumstances available, including but not limited to: (i) whether the proposed transaction is on terms that are fair to the Company and no less favorable to the Company than terms that could have been reached with an unrelated third party; (ii) the purpose of, and the potential benefits to the Company; (iii) the impact on a director’s independence, in the event such person is a director; and (iv) whether the proposed transaction would present an improper conflict of interest. No member of the Governance Committee shall participate in any vote on the approval of any related-party transaction with respect to which such member or any of his or her immediate family members is the related party. In the event that the Company becomes aware of a related-party transaction that has not been previously approved or ratified by the Governance Committee, a similar process will be undertaken by the Governance Committee in order to determine if the existing transaction should continue or be terminated.

Pursuant to the Settlement Agreement, and First Amendment thereof, with the Raging Capital Group, the Board elected Mr. Steven W. Scheinkman to the Board as a Class I director, Mr. Kenneth H. Traub as a Class II director and Mr. Allan J. Young as a Class II director. Mr. Young is a Managing Partner at, and holds an economic interest in, Raging Capital Management.

Raging Capital Management, together with certain affiliates, currently owns approximately 19.6% of the Company’s outstanding common stock, $21,500,000 principal amount of the Company’s 12.75% Senior Secured Notes due 2016, and $4,200,000 principal amount of the Company’s 7.0% Convertible Notes due 2017. As a holder of the Company's 12.75% Senior Secured Notes due 2016, Raging Capital Management received an interest payment on such notes of $796,785 on December 15, 2014.

A copy of our Related Party Transactions Policy can be found on the “Corporate Governance” section of our website at http://www.amcastle.com/investors/corporate-governance.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and beneficial owners of more than 10% of the Company’s common stock to file initial reports of ownership and reports of changes in ownership of the Company’s common stock with the SEC and to furnish the Company with a copy of those reports. Based solely upon our review of the forms received by the Company or on written representation that such reports were timely filed, the Company complied with all such Section 16(a) filing requirements for 2014, except that a Form 4 was filed one day late on behalf of Mr. Thomas Garrett on March 27, 2014, and Mr. Ronald Knopp filed a Form 3/A on May 22, 2014, to disclose shares that had inadvertently been omitted from his original Form 3 that was filed on May 12, 2012.

NON-EMPLOYEE DIRECTOR COMPENSATION

Directors who are not employees of the Company receive an annual retainer of $60,000. The Chairman of the Board receives an additional annual retainer of $40,000. The chairperson of the Human Resources Committee receives an additional annual retainer of $7,500. The chairperson of the Governance Committee receives an additional annual retainer of $5,000. The chairperson of the Finance Committee receives an additional annual retainer of $5,000. The chairperson of the Audit Committee receives an additional annual retainer of $40,000, which includes service as a director of the Company’s Kreher Steel joint venture. In addition, each year, directors receive a restricted stock award in an amount valued at $70,000, based upon the 60-day trailing average stock price on the date of grant. The restricted stock vests upon the expiration of three years from the date of the grant. The director restricted stock awards are subject to the terms of the Company’s 2008 Omnibus Incentive Plan, which was approved by the Company’s stockholders. Directors are also reimbursed for travel and accommodation expenses incurred to attend meetings and participate in other corporate functions. In addition, the Company maintains a personal excess liability coverage policy for each of our directors.

Under the Company’s Directors Deferred Compensation Plan (the “Directors Plan”), a director may elect prior to the end of a calendar year to defer receipt of up to 100% of his or her board compensation for the following year. A deferred compensation account is maintained for each director who elects to defer board compensation. A director who defers board compensation may select either an interest or a stock equivalent investment option for amounts in the director’s deferred compensation account. Compensation held in the interest account is credited with interest at the rate of 6% per year compounded annually. Compensation deferred in the stock equivalent accounts are divided by the closing price of the Company’s common stock on the day as of which such compensation would otherwise have been paid to the director to yield a number of stock equivalent units. The stock equivalent account is credited on any dividend payment date with stock equivalent units equal to the product of the declared dividend per share multiplied by the number of stock equivalent units in the director’s account on the record date of the dividend.

Disbursement of the interest account and the stock equivalent unit account can be made only upon a director’s resignation, retirement, or death as a lump sum or in installments on one or more distribution dates at the director’s election made at the time of the election to defer compensation. If payment from the stock equivalent unit account is made in shares of the Company’s common stock, it will be made on the later of the date of the request or the date of the termination event.

Director Compensation - Fiscal Year 2014

The following table summarizes the compensation paid to or earned by the non-employee directors for 2014. Employees of the Company who serve as directors receive no additional compensation for service as a director.

Name(7)	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Brian P. Anderson	100,000	66,403	0	0	166,403
Reuben S. Donnelley	60,000	66,403	3,683	0	130,086
Patrick J. Herbert, III(3)	65,000	66,403	0	10,000	141,403
Terrence J. Keating(4)	60,000	66,403	1,501	0	127,904
James D. Kelly	67,500	66,403	0	0	133,903
Pamela Forbes Lieberman	100,000	66,403	0	0	166,403
Gary A. Masse	60,000	66,403	0	0	126,403
John McCartney(5)	60,000	66,403	3,057	0	129,460
Jonathan B. Mellin(6)	0	0	0	0	0

(1)
In 2014, Messrs. Donnelley, Keating, and McCartney deferred their cash retainers under the Directors Plan. Mr. Donnelley deferred 100% of his annual cash retainer into the interest account. Messrs. Keating and McCartney deferred 50% of their annual cash retainer into the interest account and 50% into the stock equivalent unit account.

(2)
On April 24, 2014, each director received an annual restricted stock award of 4,854 shares of our common stock. The amounts shown reflect the grant date fair value computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”). As of December 31, 2014, each director held the following number of outstanding unvested stock awards and unexercised stock options: Mr. Anderson - 17,766 stock awards, 7,500 options; Mr. Donnelley - 14,804 stock awards; Mr. Keating - 14,804 stock awards, 6,839 phantom stock awards; Mr. Kelly - 14,804 stock awards; Ms. Forbes Lieberman -14,804 stock awards; Mr. Masse - 14,804 stock awards; and Mr. McCartney - 14,804 stock awards, 2,084 phantom stock awards.

(3)
Nonqualified deferred compensation plan interest account balances earn interest at the rate of 6% per year. The amount shown in the table above reflects that portion of the earnings that exceeds 120% of the long-term applicable federal rate (based on the average 120% rate of 3.79% for 2014).

(4)	The amount listed includes charitable contributions made by the Castle Foundation at the request of the director.

(5)
Mr. Herbert resigned from the Board on October 23, 2014. In recognition of his long and distinguished service to the Company, the Board approved the acceleration of Mr. Herbert’s unvested restricted stock awards, in the amount of 14,804 shares. Mr. Herbert also received payout pursuant to his deferred compensation election of the stock equivalent units held in his account in the amount of 23,835 shares.

(6)
Mr. Keating resigned from the Board on March 17, 2015. In recognition of his service to the Company, the Board approved the acceleration of Mr. Keating’s unvested restricted stock awards, in the amount of 14,804 shares. Mr. Keating also received payout pursuant to his deferred compensation election of the cash and stock equivalent units held in his account in the amount of $98,001.55 and 9,680 shares.

(7)
Mr. McCartney resigned from the Board on March 17, 2015. In recognition of his service to the Company, the Board approved the acceleration of Mr. McCartney’s unvested restricted stock awards, in the amount of 14,804 shares. Mr. McCartney also received payout pursuant to his deferred compensation election of the cash and stock equivalent units held in his account in the amount of $56,944.48 and 3,006 shares.

(8)Mr. Mellin was elected to the Board on October 23, 2014.

(9)Mr. Traub, Mr. Scheinkman, and Mr. Young were elected to the Board on March 17, 2015.

Director stock ownership guidelines require each director to beneficially own Company common stock with a value equivalent to four times the annual cash retainer (not including any chairperson retainer(s)). Directors have five years from the date they are initially elected as a director in which to accumulate the required amount. Shares owned outright and beneficially, restricted stock, stock equivalent units and unexercised, vested stock options count toward the ownership guidelines. Unvested stock options do not count toward satisfying these guidelines. All of our directors have met or exceeded or, for the directors who have been on the Board for less than five years, are on track to meet or exceed the ownership requirement.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
This Compensation Discussion and Analysis (“CD&A”) explains the Company's executive compensation programs and how those programs apply to our “named executive officers,” whose compensation information is presented in the Summary Compensation Table below.
Named Executive Officers for 2014
The following are our named executive officers for 2014:

Name	Position
Scott J. Dolan(1)	Former President and Chief Executive Officer
Scott F. Stephens(2)	Former Vice President, Chief Financial Officer and Treasurer
Patrick R. Anderson	Interim Vice President Chief Financial Officer and Treasurer, and Vice President, Corporate Controller and Chief Accounting Officer(3)
Marec E. Edgar(4)	Vice President, General Counsel & Secretary
Thomas L. Garrett	President, Total Plastics
Kevin H. Glynn(5)	Former Vice President, Chief Information Officer
Stephen J. Letnich	Chief Commercial Officer
Anne D. Scharm(6)	Former Vice President, Human Resources

(1) Mr. Dolan resigned from the Company on April 16, 2015.

(2) Mr. Stephens resigned from the Company on September 26, 2014.

(3) Mr. Anderson was appointed Interim Vice President Chief Financial Officer and Treasurer, on September 26, 2014.

(4) Mr. Edgar joined the Company on April 1, 2014.

(5) Mr. Glynn separated employment from the Company on May 27, 2014.

(6) Ms. Scharm separated employment from the Company on May 27, 2014.
2014 Compensation Decisions
Below are some of the key compensation decisions that occurred in 2014:

•
The return on invested capital (“ROIC”) goals for the 2014 Long-Term Compensation Plan (“LTCP”) were set at: threshold 4.5%, target 6.0%, and maximum 7.5%. In addition, based on Company performance during the 2012-2014 period, there was no payout under the 2012 LTCP.

•	Salary increases for named executive officers ranged from 0% to 5%, effective April 7, 2014, with an average salary increase for the executive officer group as a whole of 2%.

•
The Company’s 2014 Short-Term Incentive Plan (“STIP”) did not pay out for any of our named executive officers, other than for Mr. Garrett, whose 2014 STIP is based on the results of our Plastics segment. Mr. Garrett’s 2014 STIP paid out at 95.2% of target.

Corporate Governance

The Company's executive compensation programs are generally designed to incentivize long term stockholder value creation and to provide a total compensation opportunity that will allow the Company to attract, retain, and motivate highly talented executives. The programs consist of the following elements:

•	Base salaries that are targeted at median salary levels for similar positions at a selected group of comparable companies;

•	Short term incentive compensation that is paid in cash upon the successful accomplishment of the Company's annual business and financial objectives;

•
Long term equity compensation that vests over multi-year periods, a portion of which include performance criteria tied to the achievement of corporate financial performance goals over rolling three-year performance periods;

•	Total compensation (cash and long-term equity compensation) that is targeted at the median level of total compensation for comparable positions at a selected group of comparable companies;

•	A “clawback” policy that permits the Company to recover incentive compensation from executive officers to the extent such compensation would have been lower due to restated financial results;

•	A policy that prohibits our directors, named executive officers, and other executive officers from hedging the economic interest in the Company securities that they hold;

•	A policy that prohibits our directors, named executive officers, and other executive officers, from purchasing securities on margin or pledging Company securities as collateral for a loan;

•	Significant stock ownership guidelines that align executives' interests with those of stockholders;

•	Qualified retirement plans that provide benefits commensurate with perceived market practices and that are generally available to all other employees of the Company; and

•	Limited perquisites, termination benefits, and nonqualified savings and retirement plans that are in line with perceived market practices.

The Company also maintains a strong risk management program, which includes our Human Resources Committee's oversight of the ongoing evaluation of the relationship between our compensation programs and risk. The Committee consults with and is advised by an independent compensation consultant that does not provide any services to management and that had no prior relationship with management prior to engagement.
Pay for Performance
The Company emphasizes pay for performance by placing a majority of our named executive officer group’s total compensation at risk through the short term and long term incentive plans. Total compensation includes the sum of base salary, target short term incentive plan opportunity, and target long term compensation plan opportunity. The graph below shows the mix of fixed (base pay) and at risk pay for the named executive officers for 2014:

(1)	Reflects target annual total direct compensation (i.e., excludes special one-time bonuses, severance payments, and equity grants such as promotional/recruitment grants).

Shareholder Advisory Voting on Executive Compensation
At our 2014 annual meeting of stockholders, our stockholders expressed their continued support of our executive compensation programs by approving our non-binding advisory vote on our executive compensation, with 91% of the stockholders casting votes voting for the proposal. In 2014, we reviewed our executive compensation programs, considering the results of the advisory vote on our executive compensation programs. Following such review and assessment, we made no significant changes to our executive compensation program. We continue to believe that our executive compensation programs are designed to support our business strategies and are in line with our compensation philosophy. We value feedback from our stockholders on this matter.

Oversight of the Executive Compensation Programs
The Human Resources Committee of the Company's Board (the “Committee”) oversees the Company's executive compensation programs, operating under a Committee charter that is reviewed annually and approved by the Board. All members of the Committee are independent directors. The Committee operates with the assistance of an executive compensation consultant, who is engaged on an annual basis and is also independent of the Company and management.
The Committee approves the elements of the Company's executive compensation programs that cover the named executive officers with the exception of the Chief Executive Officer (“CEO”), whose compensation is reviewed and recommended by the Committee and approved by the independent members of the Board. The Committee is comprised of Mr. Kenneth H. Traub (Chairman), Mr. Reuben S. Donnelley, Mr. James D. Kelly, and Mr. Jonathan B. Mellin. Prior to his resignation from the Board in October 2014, Mr. Patrick J. Herbert, III was also a member of the Committee. Mr. Traub was elected to serve on the Committee as of March 17, 2015, and as its Chairperson on April 23, 2015. The Board has determined that all of the Committee members are independent directors under the applicable NYSE and SEC rules. In addition, none of the Company's executive officers serves as a director of any company where an executive officer of that other company serves on the Committee.
Compensation Consultant
For 2014, the Committee engaged a compensation consultant, Pearl Meyer & Partners (“PM&P”), to provide advice on matters for which the Committee is responsible, and pursuant to this engagement, PM&P provided the following:

•	Review of the Company's executive compensation program designs and levels, including the mix of total compensation elements, compared to industry peer groups and broader market practices;

•	Information on emerging trends and legislative developments in executive compensation and implications for the Company;

•	Review of the Company's 2014 executive compensation programs, including performance measures and the structure of equity awards under our Long Term Compensation Plan;

•	Review of the Company's executive stock ownership guidelines, compared to industry peer groups and broader market practices; and

•	Review of the Company's director compensation program compared to industry peer groups and broader market practices.

The Committee met with PM&P throughout 2014 to review its advice in these areas. In accordance with NYSE rules under the Dodd-Frank Act on adviser independence, the Committee also reviewed the relevant factors contained in the NYSE rules and assessed PM&P's independence, concluding that PM&P's engagement did not raise any conflicts of interest. The Committee has the authority to determine the scope of PM&P's services and retains the right to terminate its engagement at any time. PM&P did not perform any additional services for the Company in 2014.
Executive Compensation Philosophy
In 2014, the Committee reviewed and approved the Company's overall Compensation Philosophy and Strategy. Pay for performance is an essential element of the Company's executive compensation philosophy. The Company's executive compensation programs are designed so that a significant portion of an executive's compensation is dependent upon the performance of the Company. Measures of financial performance for short term and long term incentive programs, and the use of equity, are intended to align compensation with the creation of stockholder value. Threshold, target, and maximum performance goals under incentive programs are selected so as to generate minimum, target, or maximum payouts, commensurate with performance, respectively.
These programs are designed to provide a total compensation opportunity for the named executive officers that is competitive with the total compensation opportunity offered to executives with similar responsibilities at comparable companies, also known as the “market median guideline.” Actual compensation will differ from the targeted opportunity based on actual Company performance. Total compensation is the aggregate of the following categories: (i) base salary; (ii) short term incentive compensation; and (iii) long term incentive compensation. In reviewing the executive officers' target total cash compensation and total direct compensation opportunities, the Committee uses the fiftieth percentile of the competitive market data (“market median,” as described below) as a guideline. In 2014, the actual total cash compensation and actual total direct compensation of the named executive officers was below market median. Other factors considered by the Committee in setting each executive's opportunity are experience, internal equity (rational linkage between job responsibilities and total compensation opportunities across all jobs within the Company), individual executive performance, and the alignment between Company performance and executive pay.

Benchmarking
In order to establish the market median guideline, the Committee reviews competitive market compensation data on a biennial basis, including the compensation practices of selected similar companies (the “Compensation Peer Group”), and broader industry compensation data provided by its executive compensation consultant. The Compensation Peer Group consists of publicly traded corporations that operate either in the metals industry or in the distribution of industrial products, with market capitalization and/or revenue similar to the Company’s and with which we compete for executive talent. Adjustments are made to the Compensation Peer Group biennially based on those considerations. As a result of the acquisition of Metals USA Holdings Corp. by Reliance Steel & Aluminum Co., and upon recommendation of PM&P, the Committee updated the Compensation Peer Group for 2014 by removing Metals USA Holdings Corp. and adding The Timken Company and Global Brass and Copper Holdings.
The entire Compensation Peer Group for 2014 consisted of the following 13 companies:

Applied Industrial Tech, Inc.	Olympic Steel Inc.
Carpenter Technology Corp.	Quanex Building Products Corporation
Gibraltar Industries, Inc.	Schnitzer Steel Industries, Inc.
Global Brass and Copper Holdings	Shiloh Industries, Inc.
Haynes International, Inc.	The Timken Company
Kaman Corporation	Worthington Industries, Inc.
Lawson Products, Inc.

The Committee also considers compensation data for similar-sized companies covered in general industry compensation surveys. The compensation data utilized varies depending on each executive's position and responsibility, and generally covers companies with revenue similar to that of the Company.

Executive Compensation Process
The Committee approved 2014 compensation plans for all of the Company's executive officers, except for the compensation plan of the CEO which was recommended by the Committee and approved by the independent members of the Board in executive session. The CEO did not participate in the Committee's or the Board's deliberations or decisions with regard to his compensation.
Process for Executives other than the CEO
The Company utilizes a formal performance management process to establish goals for executive officers and to evaluate management performance. The Committee annually reviews the performance of the executive officers with the CEO, and the CEO's recommendation for any changes in the executive officers' compensation.
The CEO's performance review of the executive officers addresses each executive's performance relative to established financial and personal objectives and specific project assignments, and includes a review of the following leadership competencies: strategic leadership; driving execution; cross-functional alignment and collaboration; decision making; talent management; engaging and influencing others; and business and financial acumen. The individual objectives for each executive officer, other than the CEO, are determined by the CEO.
In addition to the reviews of individual executive performance, the Committee takes into account the overall performance of the Company (as related to the short term and long term incentive plans), as well as the analysis and findings of its executive compensation consultant regarding market pay levels and practices. The Committee then approves the compensation for the named executive officers, other than the CEO. The Committee also reviews and approves the material terms of any employment, severance, and change in control agreements with named executive officers, other than the CEO, with a view to approving terms that are competitive in the marketplace and that serve to attract, motivate and retain executives.
Process for the CEO
Early each year, the Chairman of the Board holds a meeting with the CEO to discuss the CEO's prior year performance, and to identify tentative goals and objectives for the CEO for the upcoming year. After this meeting, the Chairman of the Board solicits input from all Board members. The Chairman of the Board then reports the results of the meeting with the CEO to the Committee and shares feedback from other non-Committee directors. As with the process for the other named executive officers, the Committee also takes into account Company performance and the analysis of its executive compensation consultant.

The Committee then develops recommendations for CEO compensation and goals and objectives for the upcoming year for consideration by the Board. The Board meets annually, without the CEO present, to consider the recommendations of the Committee, determine any compensation adjustments applicable to the CEO, and finalize the CEO's goals and objectives for the upcoming year.
Components of the Executive Compensation Programs
Base Salary
With the exception of the CEO, whose compensation was reviewed and recommended by the Committee and approved by the independent members of the Board, the Committee reviewed and approved the base salaries of the executive officers, including the named executive officers. In each case, the Committee took into account the CEO's recommendation, as well as experience, internal equity, the performance of each executive during the year, and external competitive compensation data. In February 2014, the named executive officers (other than Mr. Dolan) received salary increases ranging from 0% to 5%, effective April 7, 2014, with an average salary increase for the executive officer group as a whole of 2%. In September 2014, Mr. Patrick Anderson received a 5% base salary increase in connection with his appointment to the interim CFO role.
Mr. Dolan's base salary was reviewed in February 2014 as part of the annual executive officer base salary review process. At that time, the independent members of the Board, upon recommendation of the Committee, did not take any action on his base salary.
In February 2015, the Committee reviewed the base salaries of the named executive officers (other than Messrs. Glynn, and Stephens and Ms. Scharm, who separated employment from the Company in May 2014, September 2014, and May 2014, respectively) and did not approve any base salary increases for 2015 at that time. Upon recommendation of the Committee, the independent members of the Board kept Mr. Dolan’s base salary unchanged from 2014.
Short Term Incentive Compensation Plan (STIP)
Short term incentive compensation is provided under the Company's STIP. This is a performance-based plan that is used to provide opportunities for annual cash bonuses to the Company's executive officers and other select managers. Approximately 106 employees participated in the STIP in 2014. All STIP awards described below are subject to the terms of the Company's 2008 Omnibus Incentive Plan (the “Plan”), which was approved by the Company's stockholders.
In February 2014, the Committee (or in the case of the CEO, the independent members of the Board) assigned each named executive officer a threshold, target, and maximum STIP award opportunity after a review of the competitive data and with the assistance of PM&P. 2014 STIP award opportunities, as a percentage of annual base salary, were maintained at the prior year’s levels for each of our named executive officers, except that Mr. Dolan’s target STIP opportunity was increased from 100% to 125% in order to further incentivize near-term improvements in corporate performance and Mr. Stephens’ STIP opportunity was reduced to a level comparable to his STIP opportunity before his assumption of the role of interim CEO in 2012. Each executive's award opportunity is subject to an individual performance modifier (“Performance Modifier”), either an increase for superior performance of individual objectives or a decrease for sub-par performance of such objectives, as was the case in 2013. The following table sets forth the STIP award opportunities for 2014, as a percentage of annual base salary, at threshold, target, maximum and maximum with the Performance Modifier for the named executive officers:

Name	Threshold	Target	Maximum	Maximum With Performance Modifier
Scott J. Dolan	0%	125%	250%	300%
Scott F. Stephens	0%	55%	110%	132%
Patrick R. Anderson	0%	40%	80%	96%
Marec E. Edgar	0%	40%	80%	96%
Thomas L. Garrett	0%	40%	80%	96%
Kevin H. Glynn	0%	40%	80%	96%
Stephen J. Letnich	0%	55%	110%	132%
Anne D. Scharm	0%	40%	80%	96%

The Committee established the following performance measures for the 2014 STIP for all of our named executive officers, other than Mr. Garrett:

2014 STIP Performance Measures	Weighting
Adjusted EBITDA (defined below)	50%
Average day sales outstanding in inventory (“DSI”)	25%
On-Time Delivery	25%

In order to focus on operational profitability, the Committee uses adjusted EBITDA, which is a non-GAAP measure defined by the Company as net income (loss) before provision for income taxes plus depreciation and amortization, and interest expense, less interest income, and excluding restructuring, the impact of unrealized gains and losses on commodity hedges and loss on extinguishment of debt due to bond buy backs, net of tax (“Adjusted EBITDA”). The Committee continues to use DSI (average days sales outstanding in inventory for any consecutive 90-day period during the second half of the year) as a STIP component in 2014 to further support the Company's inventory reduction goals. Also, recognizing the importance of customer service in retaining existing customers and as a means to increase sales, on-time delivery continues to be used as a performance measure.

In general, the Committee strives to establish target levels of performance consistent with Company's internal business plan. The level of performance to attain a threshold payment is generally set at a minimally acceptable level of results at which the Committee believes an incentive payment is appropriate. The level of performance to attain a maximum payment is generally set at a level of performance that the Committee deems truly superior. In order to illustrate the historical performance against STIP performance measures, the following is a summary of the actual overall corporate STIP payout percentages achieved, for the named executive officers as a group, expressed as a percentage of target opportunity, for the last three years: 10% in 2012; 31% in 2013; and 0% in 2014.

Mr. Garrett’s 2014 STIP performance measures are based on the same criteria and relative percentages as the overall corporate objectives, but as they apply to the results of the Plastics segment. The actual overall STIP payout percentages achieved by the Plastics segment, expressed as a percentage of target opportunity, for the last three years were: 17.5% in 2012; 83.8% in 2013; and 95.2% in 2014.

At the corporate level, the threshold, target, and maximum performance goals for 2014 in the areas of Adjusted EBITDA, DSI, and On-Time Delivery are shown below.

Measurement	Threshold	Target	Maximum
Adjusted EBITDA	$50 million	$60 million	$80 million
DSI	150 days	140 days	120 days
On-Time Delivery	93%	94%	95%

If a threshold is not reached, no amount is earned for that portion of the performance goal. The Committee (or in the case of the CEO, the independent members of the Board, upon recommendation of the Committee) has discretion to increase or decrease individual awards based on corporate results or other factors prior to payment and to award discretionary bonuses. Voluntary or involuntary termination (other than for Good Reason or not for Cause, as defined below) of active employment prior to the payout of the award disqualifies an executive from receiving the STIP payment, except in the case of retirement, disability, or death, in which case the award is prorated.

Based on 2014 Company performance, there were no payouts under the 2014 STIP for our named executive officers other than Mr. Garrett, whose STIP is based on the performance of the Plastics segment. At the corporate level, Adjusted EBITDA used to determine the 2014 STIP payout was $(16.9) million. For 2014, the Company's DSI and On-Time Delivery metrics for purposes of the 2014 STIP were 169.4 days and 91.0%, respectively. For 2014, the Company's Plastics segment exceeded the threshold for Adjusted EBITDA performance, did not meet the threshold for DSI performance, and exceeded the maximum performance level for On-Time Delivery.

STIP awards are typically paid in the first quarter after the prior year's financial audit is completed and earned amounts are approved by the Committee, or, in the case of the CEO, by the independent members of the Board.

Long Term Incentive Compensation Plan (LTCP)

Long term incentive compensation is provided under the Company's LTCP, which is used to provide opportunities for equity awards to executive officers and other select managers based upon the achievement of performance or tenure goals established by the Committee. The current LTCP consists of restricted stock units which vest over multi-year periods and performance share units tied to achievement of corporate financial performance goals. Equity-based compensation remains an important component of the Company's compensation strategy to align the interests of our executive officers with the interests of our stockholders and an important tool for the Company with respect to attracting and retaining executive talent. Approximately 65 employees participated in the LTCP in 2014.

Under the LTCP, performance share units are granted annually at the discretion of the Committee (or in the case of the CEO, the Board). The Committee approves a specific long term compensation target opportunity for each executive officer with the exception of the CEO, whose specific long term target opportunity is reviewed and recommended by the Committee and approved by the independent members of the Board. Payment of the performance share unit awards is based upon the Company's attainment of pre-established performance goals over three-year overlapping performance periods. The target number of performance share units for a performance period is determined by dividing the long term incentive compensation target by the average closing share price of the Company's common stock during the sixty calendar day period prior to and including the date of approval of the LTCP award. The Committee (or in the case of the CEO, the Board) approves target awards for the named executive officers, and it also approves the performance measures and weightings, performance goals and calibration of shares earned over the payout range between the threshold, target and maximum opportunities. All LTCP awards described below are subject to the terms of the Plan, which was approved by the Company's stockholders. A description of our LTCP awards in each of 2012, 2013, and 2014 follows.

2012 LTCP Award. In 2012, half the performance measure for the component of the LTCP awards made in performance share units was relative total stockholder return (“RTSR”). RTSR was measured against a group of peer companies either in the metals industry or in the industrial products distribution business (the “RTSR Peer Group”) over the three-year performance period. The RTSR Peer Group for the 2012-2014 performance period, as established by the Committee, consists of the following 26 companies:

AEP Industries Inc.	Gibraltar Industries, Inc.	Reliance Steel & Aluminum Co.
AK Steel Holding Corporation	Haynes International, Inc.	RTI International Metals, Inc.
Allegheny Technologies Inc.	Kaman Corporation	Schnitzer Steel industries, Inc.
Amcol International Corp.	Lawson Products, Inc.	Steel Dynamics, Inc
Applied Industrial Technologies, Inc.	MSC Industrial Direct Co., Inc.	Stillwater Mining Co
Carpenter Technology Corp.	Nucor Corp.	Texas Industries Inc.
Cliffs Natural Resources Inc.	Olin Corp.	United States Steel Corp.
Commercial Metals Company	Olympic Steel, Inc.	Worthington Industries, Inc.
Fastenal Company	Quanex Building Products Corporation

The other half of the performance measure for the 2012-2014 performance period was based on modified return on invested capital (“Modified ROIC”). The Modified ROIC measure was based on a cumulative three-year average over the performance period, excluding the impact of any unrealized gains and losses on conversion option derivative liability associated with the Company's convertible bonds, as allowed by the Plan and approved by the Committee. The performance measures and weightings for the performance share unit awards under the 2012 LTCP were set as shown below.

2012 LTCP Performance Measures	Weighting
RTSR	50%
Three-year average Modified ROIC	50%

The Company's weighted average cost of equity and cost of debt was established as the threshold level of performance for the three-year average Modified ROIC performance measure. For 2012, the three-year average Modified ROIC can be calculated as follows:

where $570,187,000 represents the sum of (i) the Company's market capitalization as of December 31, 2011, based on the 60-day trailing average price of the Company's common stock, plus (ii) the book value of the Company's long-term debt as of December 31, 2011.
The Committee maintained the target value mix of the LTCP as 67% performance share units, and 33% time-based restricted stock units. Mr. Letnich joined the Company in July 2013, and Mr. Edgar joined the Company in April 2014, and neither received a 2012 LTCP award. The table below summarizes each named executive officer's target award opportunity as a percentage of base salary and the restricted stock unit and performance share unit award opportunity established for the 2012-2014 performance period:

2012 LTCP Awards
Name	Target award opportunity as a % of Base Salary	Restricted Stock Units (#)	Performance Share Units (#)
			Threshold	Target	Maximum
Scott J. Dolan(1)	200%	0	28,812	57,624	115,248
Scott F. Stephens(2)	140%	15,400	15,400	30,800	61,600
Patrick R. Anderson	55%	3,500	3,550	7,100	14,200
Thomas L. Garrett	50%	3,700	3,700	7,400	14,800
Kevin H. Glynn(3)	75%	5,100	5,150	10,300	20,600
Anne D. Scharm(4)	75%	4,600	4,550	9,100	18,200

(1) Mr. Dolan joined the Company on October 15, 2012. Pursuant to the terms of his employment offer letter, he received a pro-rated award of performance share units under the 2012 LTCP.

(2) As a result of Mr. Stephens’ resignation of employment from the Company, all of his restricted stock unit and performance share unit awards under the 2012 LTCP were forfeited in September 2014.

(3) As a result of Mr. Glynn’s separation of employment from the Company, all of his restricted stock unit awards under the 2012 LTCP were forfeited in May 2014. Subject to the Committee’s review of whether the performance goals were met as established under the 2012 LTCP, Mr. Glynn was eligible to receive a pro-rated payout of any earned performance share units.

(4) As a result of Ms. Scharm’s separation of employment from the Company, all of her restricted stock unit awards under the 2012 LTCP were forfeited in May 2014. Subject to the Committee’s review of whether the performance goals were met as established under the 2012 LTCP, Ms. Scharm was eligible to receive a pro-rated payout of any earned performance share units.

Restricted stock unit awards made in conjunction with the 2012 LTCP vest 100% at the end of the three-year performance period, provided the executive remains in the employment of the Company through the vesting date. Each restricted stock unit that becomes vested entitles the participant to receive one share of the Company's common stock or, at the discretion of the Committee; payment may be made in cash.

With respect to performance share unit awards made in conjunction with the 2012 LTCP:

•	The threshold, target, and maximum performance levels for RTSR are the 25th, 50th, and 75th percentile, respectively, relative to RTSR Peer Group performance over the performance period; and

•
Threshold, target and maximum payouts under the Modified ROIC performance measure are based on obtaining the respective Modified ROIC performance levels on a cumulative three-year average basis over the performance period. The threshold, target and maximum performance levels for Modified ROIC are 13%, 14%, and 17%, respectively. The Committee established the threshold level of performance equal to the Company's then-current Weighted Average Cost of Capital (‘WACC”). Levels of performance to attain target and maximum payouts were set consistent with the Company's internal business plan.

In February 2015, the Committee reviewed the extent to which the RTSR and Modified ROIC performance goals were satisfied for the 2012-2014 performance period and determined that the Company’s performance relative to RTSR Peer Group performance was at the 8th percentile and the Modified ROIC was 1.5%. Therefore, RTSR performance and Modified ROIC performance were below the threshold levels. Based on Company performance against these performance goals, the named executive officers did not receive any payments with respect to the performance share units under the 2012 LTCP.
2013 LTCP Award. In 2013, it was determined that the performance measures and weightings for the performance share unit awards under the 2013 LTCP should remain unchanged from 2012. The RTSR for 2013 was based on the same RTSR Peer Group that was used in 2012. The performance measures and weightings for the performance share unit awards under the 2013 LTCP were set as shown below. As in 2012, the Modified ROIC measure for 2013 is based on a cumulative three-year average over the performance period, and excludes the impact of any unrealized gains and losses on conversion option derivative liability associated with the Company's convertible bonds.

2013 LTCP Performance Measures	Weighting
RTSR	50%
Three-year average Modified ROIC	50%

The performance levels for the three-year average Modified ROIC performance measure was adjusted from the prior period to take into consideration the Company's internal business plan. For 2013, the three-year average Modified ROIC can be calculated as follows:

where $596,025,000 represents the sum of (i) the Company's market capitalization as of December 31, 2012, based on the 60-day trailing average price of the Company's common stock, plus (ii) the book value of the Company's long-term debt as of December 31, 2012.
With respect to the outstanding LTCP performance share units, upon the completion of the three year performance period, the Committee will determine the extent to which the performance goals were satisfied. Each performance share unit represents a right to receive one share or its value in cash. The performance share units are paid in shares or in cash, as determined by the Committee, in February of the year that follows the end of the performance period. Unless covered by a specific change in control or severance agreement, a participant whose employment is terminated for any reason during the performance period forfeits any award. (See the “Executive Compensation and Other Information - Potential Payments Upon Termination or Change-in-Control” section below.)
For 2013, the Committee maintained the target value mix of the LTCP as 67% performance share units, and 33% time-based restricted stock units. In March 2013, target share awards and performance goals for the 2013-2015 performance period were established. Mr. Edgar joined the Company in April 2014 and did not receive a 2013 LTCP Award. The table below summarizes each named executive officer's target award opportunity as a percentage of base salary and the restricted stock unit and performance share unit award opportunity established for the 2013-2015 performance period.

2013 LTCP Awards
Name	Target award opportunity as a % of Base Salary	Restricted Stock Units (#)	Performance Share Units (#)
			Threshold	Target	Maximum
Scott J. Dolan(1)	200%	26,000	26,050	52,100	104,200
Scott F. Stephens(2)	120%	9,600	9,600	19,200	38,400
Patrick R. Anderson	55%	2,300	2,350	4,700	9,400
Thomas L. Garrett	60%	2,900	2,950	5,900	11,800
Kevin H. Glynn(3)	75%	3,400	3,400	6,800	13,600
Stephen J. Letnich	110%	5,900	5,900	11,800	23,600
Anne D. Scharm(4)	75%	3,300	3,300	6,600	13,200

(1) As a result of Mr. Dolan’s resignation of employment from the Company, 17,342 shares of his restricted stock units were accelerated vested on April 16, 2015. All of the performance share unit awards were forfeited in April 2015.

(2) As a result of Mr. Stephens’ resignation of employment from the Company, all of his restricted stock unit and performance share unit awards under the 2013 LTCP were forfeited in September 2014.
(3) As a result of Mr. Glynn’s separation of employment from the Company, all of his restricted stock unit and performance share unit awards under the 2013 LTCP were forfeited in May 2014.
(4) As a result of Ms. Scharm’s separation of employment from the Company, all of her restricted stock unit and performance share unit awards under the 2013 LTCP were forfeited in May 2014.

Restricted stock unit awards made in conjunction with the 2013 LTCP vest 100% at the end of the three-year performance period, provided the executive remains in the employment of the Company through the vesting date. Each restricted stock unit that becomes vested entitles the participant to receive one share of the Company's common stock or, at the discretion of the Committee; payment may be made in cash.

With respect to performance share unit awards made in conjunction with the 2013 LTCP:

•	The threshold, target and maximum performance levels for RTSR are the 25th, 50th and 75th percentile, respectively, relative to RTSR Peer Group performance over the performance period; and

•
Threshold, target and maximum payouts under the Modified ROIC performance measure are based on obtaining the respective Modified ROIC performance levels on a cumulative three-year average basis over the performance period. The threshold, target and maximum performance levels for Modified ROIC are 10%, 11.5%, and 13.5%, respectively. Levels of performance to attain threshold, target, and maximum payouts were set consistent with the Company's internal business plan. The Committee also took into consideration the Company's then-current WACC in establishing the maximum level of performance.

2014 LTCP Award. The Committee maintained the target value mix of the LTCP as 67% performance share units, and 33% time-based restricted stock units. The performance measures and weightings for the performance share unit awards under the 2014 LTCP remained unchanged from 2013. However, for 2014, the Committee made certain changes to the RTSR Peer Group for the 2014-2016 performance period, by removing Fastenal Company and adding Universal Stainless and Alloy Products Inc. Following these changes, the 2014 LTCP RTSR Peer Group consists of the following 27 companies:

AEP Industries Inc.	Gibraltar Industries, Inc.	Reliance Steel & Aluminum Co.
AK Steel Holding Corporation	Haynes International, Inc.	RTI International Metals, Inc.
Allegheny Technologies Inc.	Kaman Corporation	Schnitzer Steel industries, Inc.
Alloy Products, Inc.	Lawson Products, Inc.	Steel Dynamics, Inc
Amcol International Corp.	MSC Industrial Direct Co., Inc.	Stillwater Mining Co
Applied Industrial Technologies, Inc.	Nucor Corp.	Texas Industries Inc.
Carpenter Technology Corp.	Olin Corp.	United States Steel Corp.
Cliffs Natural Resources Inc.	Olympic Steel, Inc.	Universal Stainless Steel Corp.
Commercial Metals Company	Quanex Building Products Corporation	Worthington Industries, Inc.
The performance measures and weightings for the performance share unit awards under the 2014 LTCP were set as shown below. For 2014, the ROIC measure is based on net operating profit after taxes (excluding interest and investment earnings and earnings from discontinued operations) divided by Invested Capital. Invested Capital is defined as net assets minus non-interest bearing current liabilities, cash and marketable securities, and assets attributable to discontinued operations. This result is divided by 3.

2014 LTCP Performance Measures	Weighting
RTSR	50%
ROIC	50%

The performance levels for the ROIC performance measure were adjusted from the prior period to take into consideration the Company’s internal business plan.
With respect to the outstanding LTCP performance share units, upon the completion of the three-year performance period, the Committee will determine the extent to which the performance goals were satisfied. Each performance share unit represents a right to receive one share or its value in cash. The performance share units are paid in shares or in cash, as determined by the Committee, in February of the year that follows the end of the performance period. Unless covered by a specific change in control or severance agreement, a participant whose employment is terminated for any reason during the performance period forfeits any award. (See the “Executive Compensation and Other Information - Potential Payments Upon Termination or Change-in-Control” section below.)
In March 2014, target share awards and performance goals for the 2014-2016 performance period were established. The table below summarizes each named executive officer's target award opportunity as a percentage of base salary and the restricted stock unit and performance share unit award opportunity established for the 2014-2016 performance period.

2014 LTCP Awards
Name	Target award opportunity as a % of Base Salary	Restricted Stock Units (#)	Performance Share Units (#)
			Threshold	Target	Maximum
Scott J. Dolan(1)	200%	29,979	30,025	60,049	120,098
Scott F. Stephens(2)	110%	10,147	10,162	20,324	40,648
Patrick R. Anderson	60%	3,002	3,007	6,013	12,026
Marec E. Edgar	75%	4,937	4,944	9,888	19,776
Thomas L. Garrett	60%	3,374	3,380	6,759	13,518
Kevin H. Glynn(3)	75%	4,022	4,028	8,055	16,110
Stephen J. Letnich	110%	8,118	8,130	16,259	32,518
Anne D. Scharm(4)	75%	3,995	4,002	8,003	16,006

(1) As a result of Mr. Dolan’s resignation of employment from the Company, all of his restricted stock unit and performance share unit awards under the 2014 LTCP were forfeited in April 2015.

(2) As a result of Mr. Stephens’ resignation of employment from the Company, all of his restricted stock unit and performance share unit awards under the 2014 LTCP were forfeited in September 2014.

(3) As a result of Mr. Glynn’s separation of employment from the Company, all of his restricted stock unit and performance share unit awards under the 2014 LTCP were forfeited in May 2014.

(4) As a result of Ms. Scharm’s separation of employment from the Company, all of her restricted stock unit and performance share unit awards under the 2014 LTCP were forfeited in May 2014.

Restricted stock unit awards made in conjunction with the 2014 LTCP vest 100% at the end of the three-year performance period, provided the executive remains in the employment of the Company through the vesting date. Each restricted stock unit that becomes vested entitles the participant to receive one share of the Company's common stock or, at the discretion of the Committee; payment may be made in cash.

With respect to performance share unit awards made in conjunction with the 2014 LTCP:

•	The threshold, target and maximum performance levels for RTSR are the 25th, 50th and 75th percentile, respectively, relative to RTSR Peer Group performance over the performance period; and

•
Threshold, target and maximum payouts under the ROIC performance measure are based on obtaining the respective ROIC performance levels over the performance period. The threshold, target, and maximum performance levels for ROIC are 4.5%, 6.0%, and 7.5%, respectively. Levels of performance to attain threshold, target, and maximum payouts were set consistent with the Company's internal business plan. The Committee also took into consideration the Company's then-current WACC in establishing the maximum level of performance.

Other Awards and Agreements
The Company generally relies upon the established LTCP and STIP for long-term and short-term incentives for our executive officers. In limited circumstances, the Company uses awards of restricted stock, restricted stock units, and discretionary cash awards in connection with executive recruitment, for retention purposes, or in recognition of executive promotions or performance.
Retention Awards. As previously disclosed, in May 2012, the Committee approved retention awards to certain named executive officers in connection with the Company’s CEO leadership transition: Mr. Stephens received a retention award of $100,000 payable in cash upon continued employment through June 1, 2013, and 7,994 shares of restricted stock that would have vested in full had he continued employment through December 31, 2014; Mr. Patrick Anderson received a retention award of $75,000 payable in cash upon continued employment through June 1, 2013; and Ms. Scharm received a retention award of $75,000 payable in cash upon continued employment through June 1, 2013. All of the cash retention awards were earned and paid to the named executive officers in 2013. In September 2014, Mr. Stephens forfeited his unvested restricted stock retention award as he did not continue his employment with the Company through the December 31, 2014, vesting date.

In April 2014, the Committee awarded Mr. Edgar 5,088 restricted stock units in connection with his recruitment to the Company. The restricted stock units will vest after three years, assuming continued employment by Mr. Edgar through April 1, 2017.

Other Cash Awards. In April 2014, the Committee approved a sign-on bonus to Mr. Edgar in the amount of $100,000 payable in cash upon his employment start date. In recognition of Mr. Patrick Anderson’s appointment to the interim CFO role in September 2014, the Committee awarded him a discretionary cash bonus of $20,000 in September 2014, contingent upon continued employment through April 30, 2015.

New CEO Arrangements. On April 17, 2015, the Board appointed Mr. Scheinkman to the position of President and Chief Executive Officer, effective immediately. The Company entered into an employment offer letter dated April 16, 2015, with Mr. Scheinkman, including compensation arrangements summarized below. In accordance with the offer letter, the Company also entered into Severance and Change in Control Agreements with Mr. Scheinkman, as described in the section below titled “Potential Payments Upon Termination or Change in Control”.
Base Salary and Bonus. Mr. Scheinkman will receive an annual base salary of $650,000 and will be eligible for an annual bonus under the Company’s STIP with a target amount of 125% of base salary. Both base salary and bonus are subject to annual review.
Long-Term Compensation. Mr. Scheinkman will be eligible to participate in the Company’s LTCP, beginning with the 2015-2017 LTCP performance period. Participation in the plan is subject to annual review and actual payout will depend on achievement of performance-based goals which will be established for the three year performance period by the independent members of the Board. Pursuant to Mr. Scheinkman’s offer letter, when the 2015-2017 LTCP is finalized, Mr. Scheinkman will receive the following in accordance with the Company’s 2008 Omnibus Incentive Plan: (i) a grant of 90,000 stock options vesting in equal annual installments, based on his anniversary date, over a three-year period with a ten year expiration; (ii) 65,000 shares of restricted stock that will vest fully on December 31, 2017 and (iii) 65,000 performance share units that will vest based on an EBITDA metric for the performance period.
Severance and Change in Control Benefits

In order to attract and retain an appropriate caliber of talent, we provide our named executive officers with the opportunity to be protected under severance and change in control agreements. Such severance and change in control agreements are summarized below in the section titled “Potential Payments upon Termination or Change in Control”.

Retirement Benefits

The Company currently maintains three pension plans: a noncontributory defined benefit pension plan covering eligible salaried employees (the “Salaried Pension Plan”), an unfunded supplemental employee retirement plan (“SERP”) for our executives and senior management to restore benefits lost due to compensation and benefit limitations under the U.S. Internal Revenue Code, and a noncontributory defined benefit pension plan covering eligible non-union hourly employees (the “Hourly Pension Plan”). The Salaried Pension Plan and the Hourly Pension Plan provide benefits to covered individuals satisfying certain age and service requirements, based upon an average earnings and years of service formula. As of June 30, 2008, the benefits for all participants in the Salaried Pension Plan and the Hourly Pension Plan were frozen.

401(k) Savings and Retirement Plan

The Company has a qualified 401(k) Savings and Retirement Plan (the “401(k) Plan”) for our employees in the United States. The named executive officers are eligible to participate in the same manner as all other employees covered by the 401(k) Plan. Eligible participants are permitted to make contributions to the 401(k) Plan up to limits proscribed by the Internal Revenue Code of 1986, as amended (the “Tax Code”). Beginning in 2008, in conjunction with the Company's decision to freeze its pension plans, the Company instituted a match of 50% for each dollar contributed by an employee, up to 6% of compensation, and began making an additional annual fixed contribution into employees' 401(k) accounts equal to 4% of an employee's base salary. The Company also provided additional transition credits in the form of annual contributions to the 401(k) accounts of 3% of base salary for employees at least 40 years of age with 5 years of service as of June 30, 2008; and 6% of base salary for employees at least 50 years of age with 5 years of service as of June 30, 2008. The transition credits only applied to employees who were participants in our salaried and non-union hourly employees' pension plan prior to June 30, 2008.

In connection with certain cost reduction initiatives implemented by the Company in early 2009, the 401(k) Plan was modified to suspend all contributions by the Company. In 2010, the Company's 50% matching contribution and transition credits were reinstated, while the additional annual fixed contribution remained suspended. In 2011, in lieu of the additional annual fixed contribution, the Company increased its matching contribution to 100% of each dollar contributed by an employee, up to 6% of compensation.

In 2014, the Company's contributions to the 401(k) Plan amounted to $15,600, $9,192, $10,559, $8,670, $18,257, $8,597, $15,822 and $4,100 for Messrs. Dolan, Stephens, Anderson, Edgar, Garrett, Glynn, Letnich and Ms. Scharm, respectively.

Nonqualified Deferred Compensation

The Company maintains a Supplemental 401(k) Savings and Retirement Plan, in which key employees, including the named executive officers, are eligible to participate. This Supplemental 401(k) Plan (the “Deferred Plan”) is an unfunded, nonqualified, deferred compensation arrangement created for the Company's senior executive officers. The purpose of the Deferred Plan is to give participants the ability to save for retirement with additional tax-deferred funds that otherwise would have been limited due to IRS compensation and benefit limitations. All of the named executive officers participated in the Deferred Plan in 2014, except Mr. Glynn and Ms. Scharm.

Eligible employees may elect to defer a portion of their annual base salary and STIP award until a fixed date or upon separation from service. Such elections must be made prior to the start of the calendar year immediately preceding the calendar year in which the deferral election is effective. Deferred compensation is credited to the participant's deferred compensation account on the date such compensation would otherwise have been paid to the employee.

Those participating in the Deferred Plan select from the same selection of investment funds available in the Company's 401(k) Plan (excluding the Company stock fund) for their deferral investments and are credited with the returns generated. Interest, dividends and capital gains/losses are credited on a daily basis as earned on the amount shown in each participant's deferred compensation account. All funds deferred under the plan and the notional returns generated, however, are assets of the Company. No funds are set aside in a trust or otherwise; the individual executives in the Deferred Plan are considered general unsecured creditors of the Company for payment of their Deferred Plan accounts.

Employees who wish to participate identify the amount to be deferred, the investment designation and allocation, the method by which the amounts credited to his or her deferred compensation account are to be paid, the date at which payment(s) of the amounts credited to his or her deferred compensation account is to occur, and the beneficiary designated to receive payment of the amounts credited to the deferred compensation account in the event of a participant’s death prior to distribution.

Beginning in 2008, the Company made matching and fixed contributions to a participant's deferred compensation account in an amount determined under the same formula as the Company's 401(k) Plan. In connection with certain cost reduction initiatives implemented by the Company in early 2009, however, the Deferred Plan was modified to suspend all contributions by the Company. Coincident with the changes to the Company's 401(k) Plan, the Company's 50% matching contribution and the transition credits were reinstated under the Deferred Plan in 2010 and, in lieu of the additional annual fixed contribution, in 2011 the Company amended the Deferred Plan to increase the matching contribution to 100% of each dollar contributed by an employee, up to 6% of compensation.

In 2014, the Company's contributions to the Deferred Plan amounted to $35,490, $17,362, $4,780, $2,629, $8,898, and $6,148 for Messrs. Dolan, Stephens, Anderson, Edgar, Garrett and Letnich, respectively. Mr. Glynn and Ms. Scharm did not receive any Company contributions under the Deferred Plan.

Perquisites and Other Personal Benefits

The Company provides limited perquisites to our executive officers, including the named executive officers. These include automobile usage or stipends for all named executive officers and phone allowances.

The Company also maintains a Personal Excess Liability Coverage policy for each of our executive officers, including the named executive officers. In addition, in limited circumstances, a spouse may accompany an executive officer while he or she is traveling on company business, generally to industry-sponsored events. Although this occurs on a very limited basis, the reimbursement of the spouse travel expense is included in taxable compensation for the executive. Amounts and types of perquisites are shown in the footnotes to the Summary Compensation Table.

The Company also provides health and welfare benefit plans to executives under plans available to most of our employees. These include medical, dental, life insurance, and short- and long-term disability coverage.

2015 Compensation Decisions

The Board is currently evaluating significant changes to the 2015 compensation of the Company’s executive officers that could materially impact some or all of the components of the Executive Compensation Programs described herein. All 2015 compensation actions will be made in accordance with the Company’s 2008 Omnibus Incentive Plan.

Additional Executive Compensation Policies
Stock Ownership Guidelines
The Company maintains executive stock ownership guidelines for ownership of the Company's stock by our executive officers, including the named executive officers. The program is designed to further strengthen alignment between the interests of executive management and those of the Company's stockholders. The guidelines currently provide that executive officers reach prescribed stock ownership levels within five years of their appointment as an officer. The total number of shares required to meet the prescribed stock ownership levels is recalculated on December 31 of each year, based on the executive's base salary on that date and the Company's average stock price for the 200 trading days immediately prior to that date. Unexercised, vested stock options are valued at the amount recognized by the Company for financial statement reporting purposes.
The ownership guidelines require the CEO to maintain common stock equivalent in value to five times his base salary and the Chief Financial Officer and Chief Commercial Officer to maintain common stock equivalent in value to three times their base salaries. Other executive officers are required to maintain common stock equivalent in value to one time their respective base salaries. Shares owned outright and beneficially, shares held in nonqualified retirement plans, performance-based shares earned but not yet paid, time-based restricted stock and restricted stock units, and vested stock options count toward satisfaction of the ownership guidelines. Unvested stock options and unearned performance shares do not help satisfy such guidelines. The table below describes the ownership guidelines for each named executive officer, except for Messrs. Glynn and Stephens and Ms. Scharm, who separated employment from the Company in 2014, and the number of shares owned as of December 31, 2014, as calculated in accordance with the ownership guidelines.

Name	Ownership Requirement as a % of Base Salary	Number of Shares Required	Number of Shares Owned (1)	Date to Meet Requirements
Scott J. Dolan(2)	500%	321,146	276,902	10/15/2017
Patrick R. Anderson(3)	300%	68,893	20,665	09/26/2019
Marec E. Edgar	100%	28,458	10,025	04/01/2019
Thomas L. Garrett	100%	24,581	36,865	03/05/2014
Stephen J. Letnich	300%	96,351	24,098	07/08/2018

(1) Includes shares attributable to unexercised, vested stock options, valued at the amount recognized by the Company for financial statement reporting purposes.
(2) Mr. Dolan resigned from the Company on April 16, 2015.
(3) Appointed Interim Vice President, Chief Financial Officer and Treasurer on September 26, 2014.

The Committee reviews the guidelines annually and monitors each executive officer’s progress toward, and continued compliance with, the approved guidelines.

Holding Restrictions

In 2010, as part of an amendment to the Company's executive stock ownership guidelines, the Committee adopted holding restrictions for restricted stock and stock options for the executive officers, including the named executive officers. The guidelines provide that until an executive officer fully meets his prescribed stock ownership level, the executive officer is required to retain a number of shares equal to 100% of the net after tax value from the vesting of restricted stock and 100% of the net after tax proceeds of an option exercise. After the prescribed stock ownership level is fully met, the executive officer is required to retain a number of shares equal to at least 50% of the net after tax value from the vesting of restricted stock and at least 50% of the net after tax proceeds of an option exercise for a period of six months after vesting or exercise. If an executive officer leaves the Company for any reason, the holding restrictions lapse.
Compensation Recovery Policy
The Company has adopted a policy that paid incentive compensation should be recovered by the Company to the extent such compensation would have been lower due to restated financial results. The Committee has been given the authority to calculate the amount of overpayment of any cash or equity incentive compensation and, in its sole discretion, seek to recover amounts determined to have been inappropriately received by any current or former executive of the Company.
The Policy provides that overpayments of compensation should be recovered within twelve months after an applicable restatement of financial results and shall derive from the following sources in the order shown below:

•	Deductions from future incentive compensation payments;

•	Reduction in the Company's liability for payment of any incentive compensation that an executive elected to defer until a future date; or

•	Certified check.

The recovery or attempted recovery of compensation under this policy will not limit other remedies available to the Company in the event such overpayment involved negligence or willful misconduct by an executive.
Hedging Transactions and Pledging Policy

In 2010, the Company amended its Insider Trading Policy to prohibit our directors, named executive officers, and other executive officers from (i) hedging the economic interest in the Company securities that they hold through transactions such as zero-cost collars and forward sale contracts and (ii) purchasing securities on margin, holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Tax and Accounting Implications of Executive Compensation
Section 162(m) of the Tax Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to each of our named executive officers, with the exception of our CFO. There is an exception to the $1,000,000 limitation for performance-based compensation that meets certain requirements. To the extent deemed necessary and appropriate by the Committee, LTCP performance share awards and STIP awards may be designed to be performance based to meet the requirements of Section 162(m) so that such amounts may be excluded from the $1,000,000 cap on compensation for deductibility purposes. Base salary, discretionary bonuses, and restricted stock awards generally do not meet the requirements of performance based compensation under Section 162(m). All of the Company's incentive awards and individual incentive awards are subject to Federal income, FICA, and other tax withholding as required by applicable law.
The Committee has discretion to adjust STIP and LTCP award payments. In doing so, the Committee historically considers the requirements of Section 162(m). While the Committee generally intends to provide incentive compensation opportunities to the Company's executives in as tax-efficient a manner as possible, the Committee recognizes that from time to time it may be in the best interests of stockholders to provide a non-deductible amount.
The Company accounts for stock-based payments, including stock options, restricted stock and the LTCP performance share awards in accordance with the requirements of ASC Topic 718.
REPORT OF THE HUMAN RESOURCES COMMITTEE

The Human Resources Committee of the Company's Board of Directors has reviewed and discussed with management the disclosures contained in the section entitled “Compensation Discussion and Analysis” of this Proxy Statement. Based upon its review and discussion, the Human Resources Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in the Company's Proxy Statement relating to the 2015 Annual Meeting of Stockholders.
Human Resources Committee (members serving in 2014)

James D. Kelly, Chairman
Reuben S. Donnelley
Jonathan B. Mellin

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following table sets forth the total compensation paid to or earned by each of the Chief Executive Officer, the Chief Financial Officer, the three other most highly compensated current executive officers, and, as required, any former executive officers of the Company for the fiscal years ended December 31, 2014, 2013, and 2012. Mr. Scott F. Stephens, Mr. Kevin H. Glynn, and Ms. Anne D. Scharm are also included in the following table as named executive officers. For our named executive officers in 2014, compensation from prior years is shown only if the officer was a named executive officer in such prior year(s).

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Scott J. Dolan, Former President and Chief Executive Officer(7)	2014	650,000	—	1,466,362	—	—	—	66,787	2,183,149
	2013	650,000	—	1,492,372	—	201,500	—	32,956	2,376,828
	2012	112,500	60,000	2,309,801	—	137,123	—	5,671	2,625,095

Scott F. Stephens, Former Vice President, Chief Financial Officer and Treasurer	2014	339,485	—	496,300	—	—	—	38,109	873,894
	2013	400,000	100,000	550,272	—	124,000	—	54,809	1,229,081
	2012	379,183	50,000	616,276	—	30,000	—	40,083	1,115,542

Patrick R. Anderson, Interim Vice President, Chief Financial Officer & Treasurer, Vice President, Corporate Controller & Chief Accounting Officer	2014	212,513	20,000	146,851	—	—	1,133	25,210	405,707

Marec E. Edgar, Vice President, General Counsel & Secretary(8)	2014	203,815	100,000	316,463	—	—	—	69,299	689,577

Thomas L. Garrett, Vice President, President, Total Plastics	2014	247,256	—	165,061	—	94,764	101,737	33,494	642,312
	2013	243,878	—	168,280	—	81,748	—	29,575	523,481
	2012	243,078	—	125,134	—	5,975	77,330	29,427	480,944

Kevin H. Glynn, Former Vice President, Chief Information Officer	2014	114,452	—	196,722	—	—	—	270,996	582,170

Stephen J. Letnich, Chief Commercial Officer(9)	2014	323,478	—	397,059	—	—	—	30,737	751,274
	2013	141,539	25,000	438,188	—	44,000	—	8,527	657,254
Anne D. Scharm, Former Vice President, Human Resources	2014	113,675	—	195,437	—	—	—	250,526	559,368

(1)
Salary and bonus represents 29.8%, 38.8%, 57.5%, 44.1%, 38.5%, 19.7%, 43.1% and 20.3%, of total compensation for the year 2014 for Messrs. Dolan, Stephens, Anderson, Edgar, Garrett, Glynn, Letnich and Ms. Scharm, respectively.

(2)
The amounts in this column include the following paid in 2014: a sign-on bonus for Mr. Edgar and a discretionary bonus for Mr. Anderson. For 2013, the amounts in this column include: retention bonuses for Mr. Stephens and a sign on bonus for Mr. Letnich.

For 2012, the amounts in this column (i) for Mr. Dolan reflects a sign-on bonus in connection with his hiring in October 2012, and (ii) for Mr. Stephens reflects a retention bonus in connection with his appointment as Interim Chief Executive Officer in May 2012.

(3)
The amounts reported in this column reflect the aggregate grant date fair value of stock-based awards (other than stock options) granted in the year computed in accordance with FASB ASC Topic 718, except that in compliance with SEC requirements, for awards that are subject to performance conditions, we reported the value at the grant date based upon the probable outcome of such conditions. These amounts are not paid or realized by the officer. The grant date fair values of each individual stock based award in 2014 are set forth in the “Grant of Plan Based Awards - Fiscal Year 2014” table below. Additional information about these values is included in Note 8 to our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014, and is incorporated herein by reference.

For 2014, the amounts in this column include the grant date fair value of performance share unit awards under the 2014-2016 LTCP based upon achievement of target level of performance, in the following amounts: Mr. Dolan - $1,036,163; Mr. Stephens - $350,691; Mr. Anderson - $103,772; Mr. Edgar - $170,617; Mr. Garrett - $116,644; Mr. Glynn - $139,006; Mr. Letnich - $280,566; and Ms. Scharm - $138,109. The grant date value of those performance share unit awards assuming maximum performance level, if achieved, would be as follows: Mr. Dolan - $2,072,326; Mr. Stephens - $701,382; Mr. Anderson - $207,544, Mr. Edgar - $341,234; Mr. Garrett - $233,288; Mr. Glynn - $278,012; Mr. Letnich - $561,132; and Ms. Scharm - $276,218.

For Mr. Edgar, the amounts in this column include an award of 5,088 shares of restricted stock upon commencement of his employment with the Company.

For Mr. Letnich, the amounts in this column for 2013 include an award of 6,281 shares of restricted stock upon commencement of his employment with the Company.

For Mr. Dolan, the amounts in this column for 2012 also include the following: (i) the grant date fair value of performance share unit awards under the 2010-2012 LTCP and the 2011-2013 LTCP based upon achievement of target level of performance, in the amount of $15,479 and $334,894, respectively, which awards were granted to Mr. Dolan in connection with his hiring on October 15, 2012. The grant date value of those performance share unit awards assuming maximum performance level, if achieved, would be $30,958 and $669,788, respectively; and (ii) the grant date fair value of restricted stock units (RSUs) granted as Mr. Dolan’s inducement award under the applicable NYSE rules in connection with his hiring on October 15, 2012. Such RSUs vest or would have vested in equal installments on each of the first four anniversaries of the date on which they were awarded.

For Mr. Stephens, the amounts in this column for 2012, also include the grant date fair value of restricted stock units granted in connection with retention awards in the amount of $95,448, which restricted stock units would have vested on December 31, 2014.

(4)	Reflects the cash awards under the Company’s STIP (amounts earned during the applicable fiscal year but paid after the end of that fiscal year).

(5)
Reflects the actuarial increase in the present value of the named executive officer’s benefits under the Pension Plan and the SERP determined using assumptions consistent with those used in the Company’s financial statements. As described in more detail below under “Pension Benefits - Fiscal Year 2014,” pension accruals ceased for all named executive officers in 2008, and named executive officers hired after that date are not eligible for coverage under any pension plan. Accordingly, the amounts reported for the named executive officers do not reflect additional accruals but reflect the fact that each of them is one year closer to “normal retirement age” as defined under the terms of the Pension Plan and SERP as well as changes to other actuarial assumptions. For 2014, there was an actuarial increase in the present value of the benefits under the Pension Plan for Mr. Anderson in the amount of $1,133 and the Pension Plan and SERP for Mr. Garrett in the amount of $101,737.

(6)	The amounts shown are detailed in the supplemental “All Other Compensation Table- Fiscal Year 2014” below.

(7)	Mr. Dolan joined the Company on October 15, 2012, and resigned on April 16, 2015.

(8)	Mr. Edgar joined the Company on April 1, 2014.

(9)	Mr. Letnich joined the Company on July 24, 2013.

All Other Compensation Table - Fiscal Year 2014
The table below provides additional information about the amounts that appear in the “All Other Compensation” column in the Summary Compensation Table above:

	401(k) Plan Company Matching and Fixed Contributions(1) ($)	Deferred Plan Company Matching and Fixed Contributions(2) ($)	Severance Payments(4) ($)	Relocation Expense Reimbursement ($)	Miscellaneous(3) ($)	Total All Other Compensation ($)
Scott J. Dolan	15,600	35,490	—	—	15,697	66,787
Scott F. Stephens	9,192	17,362	—	—	11,555	38,109
Patrick R. Anderson	10,559	4,780	—	—	9,871	25,210
Marec E. Edgar	8,670	2,629	—	45,930	12,070	69,299
Thomas L. Garrett	18,257	8,898	—	—	6,339	33,494
Kevin H. Glynn	8,597	—	255,173	—	7,226	270,996
Stephen J. Letnich	15,822	6,148	—	—	8,767	30,737
Anne D. Scharm	4,100	—	239,657	—	6,769	250,526

(1)	Represents Company matching and fixed contributions under the Company’s 401(k) Profit Sharing Plan.

(2)	Represents Company matching and fixed contributions under the Company’s Deferred Plan.

(3)
Includes the cost, including insurance, fuel and lease payments, of a Company-provided automobile or vehicle stipend, Company-paid life insurance premiums, and a cellular telephone allowance. Also includes, for Mr. Dolan and Mr. Letnich, reimbursement of travel and other event related expenses associated with attendance at Company and industry events to which family members were invited.

(4)    Payments were made pursuant to existing severance agreements.

Grants of Plan-Based Awards - Fiscal Year 2014

The following table sets forth plan-based awards granted to named executive officers during 2014.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock Awards(4)($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott J. Dolan(5)	03/24/14	—	812,500	1,625,000
	03/24/14				30,025	60,049	120,098		1,036,163
	03/24/14							29,979	430,199
Scott F. Stephens(5)	03/24/14	—	220,000	440,000
	03/24/14				10,162	20,324	40,648		350,691
	03/24/14							10,147	145,609
Patrick R. Anderson	03/24/14	—	92,960	185,920
	03/24/14				3,007	6,013	12,026		103,772
	03/24/14							3,002	43,079
Marec E. Edgar	04/01/14	—	115,200	230,400
	04/01/14				4,994	9,888	19,776		170,617
	04/01/14							4,937	70,846
	04/01/14							5,088	75,000
Thomas L. Garrett	03/24/14	—	99,502	199,005
	03/24/14				3,380	6,759	13,518		116,644
	03/24/14							3,374	48,417
Kevin H. Glynn(5)	03/24/14	—	94,869	189,739
	03/24/14				4,028	8,055	16,110		139,006
	03/24/14							4,022	57,716
Stephen J. Letnich	03/24/14	—	178,763	357,527
	03/24/14				8,130	16,259	32,518		280,566
	03/24/14							8,118	116,493
Anne D. Scharm(5)	03/24/14	—	97,205	194,410
	03/24/14				4,002	8,003	16,006		138,109
	03/24/14							3,995	57,328

(1)
These columns show the range of potential payouts for 2014 performance under the Company’s STIP described in the section titled “Short Term Incentive Compensation Plan” in the Compensation Discussion and Analysis. In addition, each award is subject to a Performance Modifier equal to a 20% increase for superior performance or a 40% or more decrease for sub-par performance of individual performance metrics. The incentive payment for 2014 performance has been made as shown in the Summary Compensation Table and discussed above.

(2)
Reflects the award of performance share units under the 2014 - 2016 LTCP, which is described in the section titled “Long Term Incentive Compensation Plan” in the Compensation Discussion and Analysis above.

(3)
Reflects the award of restricted stock units under the 2014 - 2016 LTCP, which is described in the section titled “Long Term Incentive Compensation Plan” in the Compensation Discussion and Analysis above.

(4)
The amounts shown do not reflect realized compensation by the named executive officers. The amounts shown represent the value of the performance share units and restricted stock units granted to the named executive officers based on the grant date fair value of the awards as determined in accordance with FASB ASC Topic 718. The performance share unit awards are reflected at the target payout level. If the performance share unit awards were reflected at maximum payout levels, the totals in this column for the performance share units would be as follows: Mr. Dolan - $2,072,326; Mr. Stephens - $701,382; Mr. Anderson - $207,544; Mr. Edgar - $341,234; Mr. Garrett - $233,288; Mr. Glynn - $278,012; Mr. Letnich - $561,132; and Ms. Scharm - $276,218.

(5)	Upon resignation or separation of employment, all awards granted in 2014 were forfeited.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table sets forth information on the holdings of stock options and stock awards by our named executive officers as of the end of 2014.

Name	Option Awards				Stock Awards
					Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
	Number of Securities Underlying Un-exercised Options (#) Exercisable	Number of Securities Underlying Un-exercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Scott J. Dolan	—	—	—	—	95,225	759,896	56,075	447,475
Scott F. Stephens	—	—	—	—	—	—	—	—
Patrick R. Anderson	4,800	—	12.79	3/17/18	5,302	42,310	5,357	42,745
Marec E. Edgar	—	—	—	—	10,025	80,000	4,944	39,453
Thomas L. Garrett	6,300	—	12.79	3/17/2018	6,274	50,067	6,330	101,019
Kevin H. Glynn	—	—	—	—	—	—	—	—
Stephen J. Letnich	—	—	—	—	20,299	161,986	14,030	111,956
Anne D. Scharm	—	—	—	—	—	—	—	—

(1)
Of the total shares reported for Mr. Dolan, 19,623 would have vested on each of October 15, 2015 and October 15, 2016, 26,000 would have vested on December 31, 2015, and 29,979 would have vested on December 31, 2016. Of the shares reported for Mr. Anderson, 2,300 will vest on December 31, 2015, and 3,002 will vest on December 31, 2016. Of the shares reported for Mr. Edgar, 4,937 will vest on December 31, 2016, and 5,088 will vest on April 1, 2017. Of the total shares reported for Mr. Garrett, 2,900 will vest on December 31, 2015, and 3,374 will vest on December 31, 2016. Of the total shares reported for Mr. Letnich, 5,900 will vest on December 31, 2015, 6,281 will vest on July 24, 2016, and 8,118 will vest on December 31, 2016.

(2)	Market value has been computed by multiplying the closing price of the Company’s common stock on December 31, 2014, by the number of shares of stock.

(3)
Reflects performance share units at the threshold payout level under the 2013-2015 LTCP and the 2014-2016 LTCP, both of which are described in the section titled “Long Term Incentive Compensation Plan” of the Compensation Discussion and Analysis.

(4)	Market value has been computed by multiplying the closing price of the Company’s common stock on December 31, 2014 by the number of performance share units.

(5)
Pursuant to Mr. Dolan's resignation of employment from the Company, 56,588 shares of his restricted stock units were accelerated vested as of April 16, 2015. All other outstanding stock awards were forfeited.

Option Exercises and Stock Vested - Fiscal Year 2014

The table below describes for each named executive officer the amount of stock options exercised during 2014, including the number of shares acquired upon exercise and the value realized, and the number of shares acquired upon the vesting of performance share units and restricted stock units and the value realized by the executive before the payment of any applicable withholding tax based on the fair market value (or closing market price) of our common stock on the date of the exercise or vesting, as applicable.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)		Value Realized on Vesting ($)
Scott J. Dolan	—	—	19,623		126,372
Scott F. Stephens	—	—	—		—
Patrick R. Anderson	—	—	3,500	(2)	27,930
Marec E. Edgar	—	—	—		—
Thomas L. Garrett	—	—	3,700	(3)	29,526
Kevin H. Glynn	—	—	—		—
Stephen J. Letnich	—	—	—		—
Anne D. Scharm	—	—	—		—

(1)
Amounts in this column include restricted stock units that vested and/or were surrendered to the Company in satisfaction of tax withholdings due upon receipt of restricted stock units that vested in 2014. The shares reported vested on December 31, 2014, other than for Mr. Dolan, whose shares vested on October 15, 2014. No performance share units were earned with respect to the 2012-2014 LTCP. The market price of our common stock was $7.98 on December 31, 2014, and $6.44 on October 15, 2014.

Amounts in this column do not include the following numbers of performance share units with respect to the 2011-2013 LTCP that vested on December 31, 2013, and that were paid in 2014 (subject to tax withholding) at a per share amount of $13.87 on February 26, 2014, or for Mr. Dolan, whose award was paid on February 27, 2014, $14.33: Mr. Dolan - 9,469; Mr. Stephens - 5,370; Mr. Anderson - 1,260; Mr. Garrett - 1,320; Mr. Glynn - 1,890; and Ms. Scharm - 213. These awards were previously discussed in our 2013 Proxy Statement because they were based on performance through the end of 2013.

(2)	Includes 2,200 shares withheld from Mr. Anderson to satisfy tax withholdings at a value of $17,556. Mr. Anderson has not sold any of the remaining shares he acquired upon this vesting.

(3)	Includes 1,135 shares withheld from Mr. Garrett to satisfy tax withholdings at a value of $9,057. Mr. Garrett has not sold any of the remaining shares he acquired upon this vesting.

Pension Benefits - Fiscal Year 2014

The table below describes for each named executive officer the number of years of credited service and the estimated present value of the accumulated benefit under the Pension Plan and the SERP. Only Messrs. Anderson and Garrett are eligible to receive benefits under the Pension Plan, and only Mr. Garrett is eligible to receive benefits under the SERP, as the Company ceased benefit accruals under these plans prior to the commencement of employment by the other named executive officers with the Company. Under the Pension Plan and the SERP, the benefits are computed on the basis of straight-life annuity amounts. No payments of pension benefits were made to any of the named executive officers in 2014. The Company does not have a policy of granting extra pension service. For a description of the Company’s Pension Plan and SERP see the “Retirement Benefits” and “401(k) Savings and Retirement Plan” section of the Compensation Discussion and Analysis.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1)(2) ($)
Patrick R. Anderson	Salaried Employees Pension Plan	0.75	9,416
Thomas L. Garrett	Salaried Employees Pension Plan	12.5	357,362
	Supplemental Pension Plan	12.5	92,238

(1)
The material assumptions used for this calculation are as described in Footnote 9 to the Company’s audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014, and are incorporated herein by reference.

(2)	Contributions and benefits under the Company’s Salaried Employee Pension Plan and Supplemental Pension Plan were frozen as of June 30, 2008.

Nonqualified Deferred Compensation - Fiscal Year 2014

The table below provides information on the nonqualified deferred compensation plan that our named executive officers participated in during 2014. Mr. Glynn and Ms. Scharm did not participate in the nonqualified deferred compensation plan in 2014. For a description of the Company’s nonqualified deferred compensation plan see the “Nonqualified Deferred Compensation” section of the Compensation Discussion and Analysis.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in last Fiscal Year ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End(3) ($)
Scott J. Dolan(4)	35,490	35,490	1,436	—	72,343
Scott F. Stephens	49,561	17,362	12,518	541,509	—
Patrick R. Anderson	8,066	4,780	4,769	—	132,757
Marec E. Edgar	2,629	2,629	(33)	—	2,612
Thomas L. Garrett	9,895	8,898	4,799	—	167,202
Stephen J. Letnich	6,648	6,148	88	—	6,688

(1)
Executive contributions represent deferral of base salary and bonus paid during 2014, which amounts are also disclosed in the 2014 Salary column and the 2014 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	All Company contributions to the Deferred Plan in 2014 are included as compensation in the 2014 Other Compensation column of the Summary Compensation Table.

(3)	Represents vested balance as of December 31, 2014.

(4)	Mr. Dolan resigned from the Company on April 16, 2015.

Potential Payments Upon Termination or Change-in-Control

The amount of compensation payable to each of the named executive officers upon voluntary (without Good Reason), and involuntary (for Cause) termination, involuntary not for Cause termination or Good Reason termination, change in control (involuntary not for Cause termination or Good Reason termination), change in control without termination, death, or disability are shown in the “Estimated Payments Upon Termination” table of this Proxy Statement. The amounts shown assume that such termination was effective December 31, 2014, are based on the terms of the applicable plans and agreements that were in effect on December 31, 2014, and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts of payments and benefits can only be determined at the time the relevant termination event occurs. A description of the separation agreement with Mr. Dolan and payments thereunder in connection with his resignation on April 16, 2015, is set forth following the tables below.

To assure stability and continuity of management, we entered into severance and change in control agreements (collectively, the “Executive Severance Agreements”) with each of our executive officers. In addition, in connection with Mr. Dolan’s hiring in October 2012 as our President and Chief Executive Officer, the Company entered into an employment offer letter (the “CEO Employment Agreement”) with Mr. Dolan, which contains certain terms regarding the amount of compensation payable in the event of termination. In consideration of the payments that the executive officers may be entitled to receive under the Executive Severance Agreements, the executive officers agree to comply with restrictive covenants, such as confidentiality, non-disparagement, non-compete, and non-solicit, during employment and for 12 months following any termination (five years with respect to confidentiality). In addition, the executive officers are required to sign a waiver and release at the time of termination in order to receive any severance benefits.

Summary of the Circumstances, Rights and Obligations Attendant to Each Type of Termination

•
Voluntary (without Good Reason) and Involuntary (for Cause) Termination: An executive officer may terminate his or her employment at any time and we may terminate an executive officer at any time pursuant to our “at will” employment arrangements with our executive officers. We are not obligated to provide the executive with any additional or special compensation or benefits upon a voluntary termination (without Good Reason (as defined below)) by the executive or involuntary (for Cause (as defined below)) termination by us. All compensation, bonuses, benefits, and perquisites cease upon a voluntary termination (without Good Reason) by the executive or involuntary (for Cause) termination by us. In general, in the event of either such termination, an executive officer would:

	•	Be paid his or her base salary through the date of termination and the value of any accrued but unused vacation;
	•	Not be eligible for an annual STIP payment;
	•	Not be able to exercise vested stock options following a voluntary termination;
	•	Forfeit any unvested cash-based retention awards;
	•	Forfeit any unvested stock options;
	•	Forfeit any unvested time-based restricted stock and restricted stock units; and
	•	Forfeit any unvested performance share units.

As defined in the Executive Severance Agreements, “Cause” generally means the reason for the executive’s involuntary termination of employment was: (i) conviction of, or entry of a plea of guilty or nolo contendere to, a felony; (ii) engagement in egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Company, the executive’s credibility and reputation no longer conform to the standard of the Company’s executives; (iii) willful misconduct that, in the reasonable judgment of the Company, results in a demonstrable and material injury to the Company or its affiliates; (iv) willful and continued failure (other than a failure due to mental or physical illness) to perform assigned duties, provided that such assigned duties are consistent with the job duties of the executive and such failure is not cured within 30 days after notice from the Company; or (v) material breach of the Executive Severance Agreement, provided that such breach is not cured within 30 days after notice of such breach from the Company.

An executive officer would not be entitled to any cash severance in the event of either a voluntary (without Good Reason) or involuntary (for Cause) termination of employment under the Executive Severance Agreements.

•	Retirement and Early Retirement: If an executive officer terminates employment due to retirement, then the officer would generally:
	•	Be paid his or her base salary through the date of retirement and the value of any accrued but unused vacation;
	•	Receive monthly income from any defined benefit pension plans, both tax-qualified and non-tax-qualified, that the executive participated in solely to the extent provided under the terms of such plans;
•
Receive lump sum distributions from any defined contribution plans, both tax-qualified and non-tax-qualified, that the executive participated in solely to the extent provided under the terms of such plans;

	•	Forfeit any unvested cash-based retention awards;
	•	Forfeit any unvested time-based restricted stock and restricted stock units; and
	•	Forfeit any performance share units.

Retirement and early retirement are defined in the respective plans in which the executive officer participates. In addition, if an executive meets the “qualified retirement” definition under the Plan and holds outstanding stock options, he or she may exercise those stock options to the extent that those stock options are exercisable or become exercisable in accordance with their terms within three years following retirement.

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Involuntary Not For Cause Termination or Good Reason Termination: If the employment of an executive officer is terminated due to either an involuntary termination by us without Cause or a Good Reason termination by the executive, in each case before the date of a Change in Control (as defined in the Executive Severance Agreement), then the executive would generally be eligible to receive the following:

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An amount equal to one-hundred percent (100%) of the executive’s annual base salary in effect at the time of termination; or previously in the case of Mr. Dolan, an amount equal to one-hundred and fifty percent (150%) of the sum of (i) the executive’s annual base salary in effect at the time of termination and (ii) the executive’s annual STIP award at target level;

•
Pro-rata annual STIP award for the number of days of fiscal year eligible participation based upon actual results, which will be paid only if and at the same time that the Company pays STIP awards to active employees;

•
Continued health insurance for the 18-month period following termination; provided that for the first 12 month period, the Company shall pay for such coverage and for the remaining period, the executive officer shall pay for such coverage on a monthly cost of coverage basis;

	•	Continued use of the Company-owned or leased automobile or payment of a relevant automobile stipend for the 12-month period following termination;
	•	Outplacement services for the 6-month period following termination, except previously in the case of Mr. Dolan, for a 12-month period following termination;
	•	A lump sum cash payment equal to the value of unused vacation;
•
Such pension and post-retirement health and life insurance benefits due to the executive officer upon his termination pursuant to and in accordance with the respective Company-sponsored benefit plans, programs, or policies under which they are accrued and/or provided;

	•	The right to exercise vested stock options for three months following termination or the normal expiration of the options, whichever is shorter;
	•	Forfeiture of any unvested stock options and any unvested time-based restricted stock or restricted stock units, other than retention awards;
	•	Acceleration of the vesting of retention awards subject to the terms of those specific awards and the Plan;
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For unvested performance share units under the LTCP for which the date of termination precedes the end of the performance period by less than one year, pro-rata payout for the number of days of performance period eligible participation based upon actual results and will only be paid if and at the same time that the Company pays LTCP awards to active employees; and

	•	Forfeiture of any unvested performance share units under the LTCP for which the date of termination precedes the end of the performance period by one year or more.

As defined in the Executive Severance Agreement, “Good Reason” generally means the executive officer’s termination of his or her employment as a result of any of the following events: (i) the Company reduces the executive officer’s base salary by ten percent (10%) or more (either upon one reduction or during a series of reductions over a period of time); provided, that such reduction neither comprises a part of a general reduction for all of the Company’s executive officers as a group (determined as of the date immediately before the date on which the executive officer becomes subject to such material reduction) nor results from a deferral of the executive officer’s base salary; (ii) a material diminution in the executive’s authority (including, but not limited to, the budget over which the executive retains authority), duties, or responsibilities within the Company; (iii) a material change by more than fifty (50) miles in the geographic location at which the executive must perform services for the Company; or (iv) any other action or inaction that constitutes a material breach by the Company of the Executive Severance Agreement or the CEO Employment Agreement.

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Termination Related to a Change in Control: If the employment of an executive officer is involuntarily terminated for any reason other than for Cause or if a “Good Reason” termination (as described below) occurs after a change-in-control, the executive officer would generally be eligible to receive the following:

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An amount equal to one-hundred to two-hundred percent (100% - 200%) of the executive’s annual base salary in effect at the time of termination; or previously in the case of Mr. Dolan, an amount equal to two-hundred percent (200%) of the sum of (i) the executive’s annual base salary in effect at the time of termination and (ii) the executive’s annual STIP award at target level (the “Severance Pay”);

•
Pro-rata annual STIP award for the number of days of fiscal year eligible participation based upon actual results, which will be paid only if and at the same time that the Company pays STIP awards to active employees;

•
Continued health insurance for the 18-month period following termination; provided that for the first 12 month period, the Company shall pay for such coverage and for the remaining 6-month period, the executive officer shall pay for such coverage on a monthly cost of coverage basis;

	•	Continued use of the Company-owned or leased automobile or payment of a relevant automobile stipend for the 12-month period following termination;
	•	Outplacement services for the 6-month period following termination, except previously in the case of Mr. Dolan, for the 12-month period following termination;
	•	A lump sum cash payment equal to the value of unused vacation;
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Such pension and post-retirement health and life insurance benefits due to the executive officer upon his termination pursuant to and in accordance with the respective Company-sponsored benefit plans, programs, or policies under which they are accrued and/or provided;

	•	The right to exercise vested stock options for three months following termination or the normal expiration of the options, whichever is shorter;
	•	Accelerated vesting of the following awards upon a change in control, regardless of whether the executive officer is terminated:
	•	Acceleration of the vesting of retention awards subject to the terms of those specific awards and the Plan;
•
Acceleration of the vesting of unvested stock options and any unvested time-based restricted stock or restricted stock units, provided that upon a change-in-control, if and to the extent such unvested stock options, restricted stock or restricted stock units is not converted into common stock of the acquirer or if such common stock of the acquirer is not listed on a national securities exchange, then such award shall immediately vest as of the change-in-control and payment in respect of such award shall be made in cash, based on the value per share of the Company’s common stock provided to stockholders generally in connection with the change-in-control (or if none, based on the closing market price of a share of the Company’s common stock on the date of a change-in-control); and

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Acceleration of the vesting of unvested performance share units under the LTCP, and pro-rata payout immediately upon a change-in-control for the number of days of performance period eligible participation which is based upon actual results as of the end of the completed calendar month immediately preceding the change-in-control (with any cumulative performance measures prorated on a straight line basis through such date), and payment in respect of such award shall be made in cash, based on the value per share of the Company’s common stock provided to stockholders generally in connection with the change-in-control (or if none, based on the closing market price of a share of the Company’s common stock on the date of a change-in-control).

As defined in the Executive Severance Agreement, “Good Reason” in connection with a termination related to a change-in-control generally means the executive officer’s termination of his or her employment as a result of any of the following events: (i) the Company reduces the executive officer’s base salary by ten percent (10%) or more (either upon one reduction or during a series of reductions over a period of time); provided, that such reduction neither comprises a part of a general reduction for all of the Company’s executive officers as a group (determined as of the date immediately before the date on which the executive officer becomes subject to such material reduction) nor results from a deferral of the executive officer’s base; (ii) the Company fails to continue in effect any plan in which the executive participates immediately prior to the change-in-control which is material to the executive’s total compensation, unless an applicable arrangement (embodied in an ongoing substitute plan) has been made, or the Company fails to continue the executive’s participation therein (or in such substitute plan) on a basis no less favorable to the executive’s then-current peers as a group (determined as of the date immediately prior to the change-in-control); (iii) a demotion in position (including a decrease in organizational level) or a material diminution in the executive’s authority (including, but not limited to, the budget over which the executive retains authority), duties, or responsibilities within the Company; (iv) a material change by more than fifty (50) miles in the geographic location at which the executive must perform services for the Company; or (v) any other action or inaction that constitutes a material breach by the Company of the Executive Severance Agreement or the CEO Employment Agreement.

The table below states the multiplier of the annual base salary, or previously in the case of Mr. Dolan, the sum of annual base salary plus STIP award at target level (bonus), used in the named executive officer’s severance formula under involuntary not for Cause or Good Reason termination and change-in-control provisions.

Name	Multiplier - Involuntary Not for Cause or Good Reason Termination	Multiplier - Change in Control
Scott J. Dolan(1)	150%	200%
Scott F. Stephens	100%	200%
Patrick R. Anderson	100%	100%
Marec E. Edgar	100%	200%
Thomas L. Garrett	100%	100%
Kevin H. Glynn	100%	100%
Stephen J. Letnich	100%	100%
Anne D. Scharm	100%	200%

(1) Mr. Dolan resigned from the Company on April 16, 2015. A description of the separation agreement with Mr. Dolan and payments thereunder in connection with his resignation is set forth on page 55 below.

•	Change in Control Without Termination: Upon a change in control, without termination of employment, an executive officer would generally be eligible to receive the following:
•	Acceleration of the vesting of retention awards subject to the terms of those specific awards and the Plan;
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Acceleration of the vesting of unvested stock options and any unvested time-based restricted stock or restricted stock units, provided that upon a change-in-control, if and to the extent such unvested stock options, restricted stock or restricted stock units is not converted into common stock of the acquirer or if such common stock of the acquirer is not listed on a national securities exchange, then such award shall immediately vest as of the change-in-control and payment in respect of such award shall be made in cash, based on the value per share of the Company’s common stock provided to stockholders generally in connection with the change-in-control (or if none, based on the closing market price of a share of the Company’s common stock on the date of a change-in-control); and

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Acceleration of the vesting of unvested performance share units under the LTCP, and pro-rata payout immediately upon a change-in-control for the number of days of performance period eligible participation which is based upon actual results as of the end of the completed calendar month immediately preceding the change-in-control (with any cumulative performance measures prorated on a straight line basis through such date), and payment in respect of such award shall be made in cash, based on the value per share of the Company’s common stock provided to stockholders generally in connection with the change-in-control (or if none, based on the closing market price of a share of the Company’s common stock on the date of a change-in-control).

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Disability and Death: If an executive officer is disabled and is prevented from working for pay or profit in any job or occupation, he or she may be eligible for our salaried employee disability benefit program which provides for short-term and long-term disability (“LTD”) benefits. Our executive officers are not covered under a separate program. While covered under LTD, an executive officer is eligible for 60 percent of his or her base salary reduced (or offset) by other sources of income, such as social security disability, up to a maximum payment of $10,000 per month. In the event of a total and permanent disability as defined by this program, an executive officer may exercise vested and outstanding (i) incentive stock options, any time within one year after becoming disabled, and (ii) nonqualified stock options, any time within three years after becoming disabled. Other than for Mr. Dolan, in the event an executive officer has unvested restricted stock, restricted stock units or performance share units, such restricted stock, restricted stock units or performance share units will be forfeited.
In the event of an executive officer’s death, such executive officer’s beneficiary will retain the right to exercise vested and outstanding stock options through the normal expiration of such option. Other than for Mr. Dolan, all unvested stock options, restricted stock, restricted stock units and performance share units, will be forfeited. The executive officer’s beneficiary will receive surviving spouse benefits under the defined benefit and defined contribution plans solely to the extent provided in those plans. The executive officer’s beneficiary will also receive a pro-rata annual STIP award for the number of days of fiscal year eligible participation based upon actual results paid only if and at the same time that the Company pays STIP awards to active employees.
Previously for Mr. Dolan, in the event of his death or if he is unable to render services of substantially the kind and nature required to be rendered as a chief executive officer due to illness or other disability for 60 consecutive days, or shorter periods aggregating at least 180 days within any 12 month period, or, if longer, the elimination period under the Company’s LTD program and his employment is terminated, he would be receive, other than the continued ability to exercise vested and outstanding stock options as described above:

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Pro-rata annual STIP award for the number of days of fiscal year eligible participation based upon actual results, which will be paid only if and at the same time that the Company pays STIP awards to active employees;

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Pro-rata vesting (based on the number of months of employment during the vesting period) of each then-outstanding and unvested stock option or time-based restricted stock or restricted stock unit awards; and

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Pro-rata payout for unvested performance share unit awards under the LTCP for the number of days of performance period eligible participation based upon actual results, which will be paid only if and at the same time that the Company pays LTCP awards to active employees.

The table below shows the estimated payments that our named executive officers would receive if their employment were terminated under various circumstances based on the terms of the plans and agreements that were in effect as of December 31, 2014.

Estimated Payments Upon Termination or Change in Control
Name	Total ($)
Scott J. Dolan(1)
Involuntary Not for Cause Termination or Good Reason Termination	2,245,023
Change in Control (Involuntary Not for Cause Termination or Good Reason Termination)(2)	3,736,169
Change in Control without Termination(2)	759,896
Disability(3)	374,994
Death(4)	254,994
Voluntary (without Good Reason) and Involuntary (for Cause) Termination	—
Patrick R. Anderson
Involuntary Not for Cause Termination or Good Reason Termination	268,350
Change in Control (Involuntary Not for Cause Termination or Good Reason Termination)(2)	315,502
Change in Control without Termination(2)	47,152
Disability(3)	120,000
Death(4)	—
Voluntary (without Good Reason) and Involuntary (for Cause) Termination	—
Marec E. Edgar
Involuntary Not for Cause Termination or Good Reason Termination	314,795
Change in Control (Involuntary Not for Cause Termination or Good Reason Termination)(2)	682,795
Change in Control without Termination(2)	80,000
Disability(3)	120,000
Death(4)	—
Voluntary (without Good Reason) and Involuntary (for Cause) Termination	—
Thomas L. Garrett
Involuntary Not for Cause Termination or Good Reason Termination	373,085
Change in Control (Involuntary Not for Cause Termination or Good Reason Termination)(2)	422,374
Change in Control without Termination(2)	40,290
Disability(3)	120,000
Death(4)	94,764
Voluntary (without Good Reason) and Involuntary (for Cause) Termination	—
Stephen J. Letnich
Involuntary Not for Cause Termination or Good Reason Termination	371,673
Change in Control (Involuntary Not for Cause Termination or Good Reason Termination)(2)	533,659
Change in Control without Termination(2)	161,986
Disability(3)	120,000
Death(4)	—
Voluntary (without Good Reason) and Involuntary (for Cause) Termination	—

(1)	Mr. Dolan resigned from the Company on April 16, 2015. A description of the separation agreement with Mr. Dolan and payments thereunder in connection with his resignation is set forth below.

(2)	Based on performance to date and the Company’s current projected payout levels as of December 31, 2014, this table assumes a payout of $0 for each of the 2013-2015 and 2014-2016 LTCPs.

(3)
This amount includes $120,000, which is the maximum annual amount payable under LTD, and is not offset by other sources of income, such as social security. Payments under LTD would continue over the term of the disability.

(4)
This amount does not include the surviving spouse benefits payable under the Salaried Pension Plan. Messrs. Anderson and Garrett are the only named executive officers who participate in our Salaried Pension Plan.

Mr. Stephens voluntarily resigned from the Company in September 2014 and, accordingly, Mr. Stephens received no severance payments. Mr. Glynn separated employment from the Company in May 2014. In connection with his separation of employment and pursuant to an existing severance agreement, Mr. Glynn received a severance payment of $255,173. Ms. Scharm separated employment from the Company in May 2014. In connection with her separation of employment and pursuant to an existing severance agreement, Ms. Scharm received a severance payment of $239,657.

In connection with the resignation of Mr. Dolan, the Company entered into a Separation Agreement and General Release with Mr. Dolan dated April 16, 2015 (the “Separation Agreement”). In accordance with the Separation Agreement, Mr. Dolan will receive (i) a total of $1.3 million in cash with $650,000 to be paid within 14 days after the effective date of the Separation Agreement and the remaining $650,000 to be paid in four equal installments of $162,500 each on July 1, 2015, October 1, 2015, January 1, 2016, and March 1, 2016, (ii) immediate vesting of 56,588 outstanding restricted stock units, (iii) up to 12 months of health, dental and vision coverage for himself and his eligible dependent, (iv) up to $30,000 for executive outplacement services for up to 18 months following the date of the Separation Agreement, and (v) continued use of a Company issued vehicle for up to one year following the date of the Separation Agreement.

Equity Compensation Plan Information

This table provides information regarding the equity authorized for issuance under our equity compensation plans as of December 31, 2014.

Plan Category(1)	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,267,165	(2)	$13.62	(3)	1,517,969
Equity compensation plans not approved by security holders(4)	48,169		N/A	(5)	N/A(6)
Total	1,315,334		N/A		1,517,969

(1)	This table does not include information regarding the Company’s 401(k) Plan.

(2)
This number represents the gross number of underlying shares of common stock associated with outstanding stock options, restricted stock units and equity performance share award units granted under the Company’s 1995 Directors Stock Option Plan (“1995 Plan”), 1996 Restricted Stock and Stock Option Plan (“1996 Plan”), 2000 Restricted Stock and Stock Option Plan (“2000 Plan”), 2004 Restricted Stock, Stock Option and Equity Compensation Plan (“2004 Plan”), and 2008 Omnibus Incentive Plan (“2008 Plan”, and, collectively, the “Plans”). As of December 31, 2014, 82,200 stock options awards remain outstanding for shares of common stock reserved for issuance under the Plans, and 266,719 restricted stock units and 578,808 equity performance share units remain outstanding for shares of common stock reserved for issuance under the Plans. The number of equity performance share units outstanding represents the maximum number of shares to be awarded under the Company’s Long-Term Compensation Plans for the 2012-2014, 2013-2015 and 2014-2016 performance periods.

(3)
Equity performance share awards and restricted share units granted under the 2008 Plan do not have an exercise price and are settled for shares of the Company’s common stock on a one-for-one basis based on actual performance compared to target goals or upon vesting. These awards have been disregarded for purposes of computing the weighted-average exercise price.

(4)
The 1986 Directors Deferred Compensation Plan (“Directors Plan”) was not approved by the stockholders. Below is a brief description of the material features of the Directors Plan, but is qualified in its entirety by the text of such plan. The Company also granted 78,492 restricted stock units to Mr. Scott J. Dolan upon his appointment as President and Chief Executive Officer of the Company on October 15, 2012. As of December 31, 2014, 39,246 of Mr. Dolan’s restricted stock units had vested. These restricted stock units were a non-plan grant made under NYSE inducement grant rules.

Under the Directors Plan, a director may elect to defer receipt of up to 100% of his or her cash retainer. A director who defers board compensation may select either an interest or a stock equivalent investment option for amounts in the director’s deferred compensation account. Compensation deferred in the stock equivalent accounts are divided by the closing price of the Company’s common stock on the day as of which such compensation would otherwise have been paid to the director to yield a number of stock equivalent units. The stock equivalent account is credited on the dividend payment date with stock equivalent units equal to the product of the declared dividend per share multiplied by the number of stock equivalent units in the director’s account on the record date of the dividend. Disbursement of the stock equivalent unit account may be in shares of Company common stock or in cash as designated by the director. If payment from the stock equivalent unit account is made in shares of the Company’s common stock, the number of shares to be distributed will equal the number of full stock equivalent units held in the director’s account. As of December 31, 2014, there were 8,923 shares subject to outstanding deferrals under the Directors Plan.

(5)
The stock equivalent units granted under the Directors Plan do not have an exercise price and are settled for shares of the Company’s common stock on a one-for-one basis or in cash. These awards have been disregarded for purposes of computing the weighted-average exercise price.

(6)	There is no limit on the number of securities representing stock equivalent units remaining available for issuance under the Directors Plan.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

The Company will provide a copy of its Annual Report to any stockholder requesting a copy in writing. The Company will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees, and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, which also contains the Company’s Form 10-K for the fiscal year ended December 31, 2014 (not including exhibits and documents incorporated by reference), are available without charge to stockholders upon written request to the Company at 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523, Attention: Corporate Secretary.

STOCKHOLDER PROPOSALS

In order for proposals by stockholders to be considered for inclusion in the Company’s Proxy Statement and form of proxy for the Company’s 2016 annual meeting of stockholders, Maryland Law, the Company’s Bylaws, and SEC and NYSE rules require that any stockholder proposals must be received no later than December 18, 2015. In addition, the Company’s Bylaws require a stockholder who wishes to propose a nominee for election as a director or any other business matter for consideration at the 2016 annual meeting of stockholders to give advance written notice to the Company between January 29, 2016, and February 28, 2016.